PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-116613

1,200,000 Shares

Common Stock

Federal Trust Corporation is offering 1,200,000 shares of its common stock. We have engaged Kendrick Pierce Securities, Inc. to act on a best efforts basis as our Sales Agent in connection with the offering. Our common stock is listed on the American Stock Exchange under the symbol “FDT.” On July 2, 2004, the closing sale price of our common stock was $7.60 per share.

Because the offering is being conducted on a best efforts basis, the Sales Agent is not required to sell any minimum number or dollar amount of shares and is not obligated to purchase the shares if they are not sold to the public. There is no minimum number of shares that must be sold in order to close the offering. Investors are required to purchase a minimum of 1,000 shares of stock, except for our employees, who may purchase a minimum of 100 shares.

The offering is scheduled to end on August 6, 2004 or earlier at the discretion of Federal Trust. We have, the right, however, to extend the offering for up to an additional 60 days without notice to subscribers.

Investing in our common stock involves risks, which are described in the “ Risk Factors” section beginning on page 5 of this prospectus.

	Per Share	Total
Public offering price	$7.50	$9,000,000
Sales Agent Commission	$0.26	$315,000
Proceeds to us, before expenses	$7.24	$8,685,000

We will pay our Sales Agent, Kendrick Pierce Securities, Inc., a sales commission equal to 3.5% of the offering price of the shares it sells in the offering.

These securities are not deposits or savings accounts and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

An escrow account at Federal Trust Bank has been established to allow for staggered closings in the offering. We expect to deliver the shares to purchasers on or about July 7 2004, upon receipt of the purchase price of the shares and subject to customary closing conditions.

KENDRICK PIERCE SECURITIES, INC.

The date of this prospectus is July 7, 2004.

Office Locations

Jacksonville
Orlando
Tampa
Miami
Port Orange
New Smyrna Beach
Orange City
Deltona
Sanford
Lake Mary
Casselberry
Winter Park
Orlando
Corporate Office
Existing Branch Offices
Under Construction
Atlantic Ocean

FEDERAL TRUST CORPORATION

PROSPECTUS SUMMARY

This section summarizes selected information contained in the prospectus and in documents incorporated by reference. This summary does not contain all the information you may wish to consider before purchasing shares. We urge you to read the entire prospectus carefully.

The Company

Federal Trust Corporation (“Federal Trust”) is the holding company for Federal Trust Bank (the “Bank”). We conduct our primary business through the Bank, which was founded in 1987. We provide a full range of banking products to consumers and small businesses in the Central Florida area from six full-service locations.

As of March 31, 2004, we had total assets of $483 million, loans of $414 million, deposits of $336 million and stockholders’ equity of $27.5 million. In 2003, we had net income of $2.8 million, an increase of 119% over 2001. Since December 31, 2001, our loans have grown approximately 57%, our deposits have grown approximately 49%, and our branch network has grown by three locations.

In 2001, we initiated a strategy to emphasize a community banking business model by increasing low-cost deposits and the origination of residential and commercial loans in our market areas. Since initiating this strategy, we have achieved the following results:

•

Increased our low-cost deposits, consisting of demand, money-market, and savings, by 173% to $111 million. These low-costs deposits represented 33.2% of our total deposits at March 31, 2004, compared to 18.1% of total deposits at December 31, 2001.

•	Increased commercial loans by 391% to $103 million. Commercial loans represented approximately 25% of our total loans at March 31, 2004, compared to 11% of total loans at December 31, 2001.
•	Opened three additional offices, for a total of six offices. We have also identified three additional sites for branch offices expected to open in the next 18 months.
•	Hired four senior bank executives, two of whom previously served as commercial bank presidents.
•	Established a centralized credit department managed by a senior credit officer with 28 years of credit administration experience.
•	Maintained disciplined underwriting standards, resulting in low net charge-offs and non-performing assets.
•	Installed residential loan originators in each of our branch offices.

Our current operating strategy is to build a community bank branch network serving Central Florida, continue the origination and purchase of residential mortgage loans, and the expansion of a commercial loan portfolio. We plan to capitalize on the opportunities created by the significant consolidation of the banking industry in Florida in recent years.

Our market area consists of Orange, Seminole and Volusia Counties, which are located in Central Florida. These counties had combined total deposits of $24.1 billion as of June 30, 2003. Our total market area population has grown to approximately 1.8 million people and is expected to grow an additional 12.6% by 2008.

1

Our executive offices are located at 312 West First Street, Sanford, Florida, our telephone number is (407) 323-1121 and our website is www.federaltrust.com. Information on our website is not a part of this prospectus and is not incorporated herein by reference.

The Offering

Securities Offered for Sale:	1,200,000 shares of common stock.

Price per Share:	$7.50 per share.

Common Stock Issued:	Before offering - 6,661,813 shares.
After offering - Up to 7,861,813 shares,

American Stock Exchange Symbol:	“FDT”

Use of Proceeds:	Assuming we receive $8,685,000 of net proceeds, we intend to provide up to $2.5 million of additional capital to the Bank to maintain its “well capitalized” regulatory classification, reduce approximately $4 million in outstanding debt owed by Federal Trust and take advantage of other revenue-enhancing opportunities.

Minimum Purchase:	The minimum number of Federal Trust shares that must be purchased by an investor is 1,000 shares; however, the minimum for our employees is 100 shares.

Offering Period:	The offering expires August 6, 2004, at 5:00 p.m., Eastern Time, unless we extend the offering period for up to an additional 60 days.

Distribution of Proceeds:	At the discretion of Kendrick Pierce Securities, Inc. (“Kendrick Pierce”) and Federal Trust, we expect to have the first closing and issue shares to purchasers whose subscriptions have been accepted on July 28, 2004, depending upon the volume of sales in the offering. If needed, additional closings will be held approximately every 15 days thereafter, or sooner.

Information About the Offering:	Kendrick Pierce Securities, Inc.
324 South Hyde Park Avenue
Tampa, Florida 33606
Telephone: (813) 244-4602

Federal Trust Corporation
Attention: James V. Suskiewich or Gregory E. Smith
312 West First Street, Suite 400
Sanford, Florida 32771
Telephone: (407) 323-1833
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Best Efforts Offering:	Our executive officers and directors, and Kendrick Pierce will offer the shares on a best efforts basis. This means there is no guarantee that we will be able to sell all or any of the shares offered. Kendrick Pierce will be paid a 3.5% sales commission on sales to investors, with no commission on sales to our directors and employees.

Acceptance of Subscriptions:	We reserve the right to accept or reject any subscription, in whole or in part.

Subscriptions are Irrevocable:	Subscriptions are not revocable. You should not subscribe unless you are certain you wish to acquire shares of our common stock.
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SUMMARY FINANCIAL DATA

The following selected consolidated financial and other data are derived from and should be read with our Consolidated Financial Statements and Notes thereto, beginning on page F-1, and Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 14. Information for interim periods is not necessarily indicative of results that may be achieved for full years.

	At or for the period ending March 31,		At or for the year ended December 31,
	2004	2003	2003	2002	2001
	All dollars in thousands, except per share data
Income Statement Data
Total interest income	$5,798	$5,493	$20,921	$19,452	$19,950
Total interest expense	2,393	2,772	9,750	10,971	13,272
Net interest income	3,405	2,721	11,171	8,481	6,678
Provision for loan losses	550	220	650	445	540
Total other income	678	607	2,358	2,400	2,383
Total other expense	2,346	2,138	8,826	7,339	6,538
Earnings before income taxes	1,187	970	4,053	3,097	1,983
Income taxes	377	316	1,276	1,038	716
Net earnings	810	654	2,777	2,059	1,267
Balance Sheet Data
Total assets	$482,739	$428,536	$468,198	$368,054	$306,481
Securities	34,082	37,299	33,615	21,520	13,948
Loans, net	413,868	357,604	398,401	308,598	264,187
Allowance for loan losses	3,283	2,332	2,779	2,110	1,765
Total deposits	335,570	294,299	314,630	278,531	225,400
Total equity	27,478	25,852	26,457	25,039	18,531
Common shares outstanding (in thousands)	6,531	6,591	6,526	6,591	5,409
Performance Ratios
Return on average assets	0.67%	0.64%	0.64%	0.63%	0.47%
Return on average equity	12.02%	10.28%	10.79%	9.45%	7.40%
Efficiency ratio	57.5%	64.2%	65.2%	60.7%	72.2%
Net interest margin	3.01%	2.78%	2.73%	2.71%	2.58%
Asset Quality Ratios
Nonperforming assets to total assets	0.93%	1.41%	1.58%	1.75%	1.40%
Allowance for loan losses to total loans (net of LIP)	0.79%	0.66%	0.70%	0.69%	0.67%
Net charge-offs (recoveries) to average loans	0.01%	—	(0.01)%	0.04%	0.17%
Capital Ratios
Total equity to assets (Federal Trust)	5.69%	6.03%	5.65%	6.80%	6.05%
Total equity to risk-based assets (Bank)	11.6%	11.5%	11.6%	11.7%	11.4%
Per Common Share
Net earnings per share – basic	$0.12	$0.10	$0.42	$0.34	$0.25
Net earnings per share - diluted	$0.12	$0.10	$0.42	$0.34	$0.25
Book value at period-end	$4.21	$3.92	$4.05	$3.80	$3.43
Average common shares outstanding (in thousands):
Basic	6,529	6,591	6,549	5,991	5,060
Diluted	6,683	6,681	6,662	6,003	5,060

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the events contemplated by the risk factors discussed in this prospectus actually impact us, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline significantly and you could lose part or all of your investment.

We May Need to Raise Additional Capital, Which Could Dilute Your Ownership.

We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our regulatory agencies. If we do sell additional shares of common stock to raise capital, the sale may dilute your ownership interest and such dilution could be substantial. At the present time, we do not expect to sell additional shares of common stock for the next 12 months.

Our Business Focus in the Central Florida Area Makes Us Vulnerable to Adverse Economic Conditions in the Area.

Our operations are materially affected by and sensitive to the economy of our market areas in Central Florida, and are particularly impacted by the economic conditions in Orange, Seminole and Volusia Counties. Because our business is focused in the market area of Orlando to Daytona Beach and suburbs adjacent to Interstate 4, we could be more adversely affected by a weakening of the area economy than banking institutions with operations in more diverse geographical areas.

A Slowdown in the Economy Could Diminish the Quality of Our Loan Portfolio and Our Financial Performance.

Recent economic indicators have shown improvement in U.S. economic activities. Possible future adverse economic developments, however, can impact the collectibility of loans and may negatively affect our earnings and financial condition. In addition, the banking industry in general is affected by the level of interest rates, general economic conditions such as inflation, recession, unemployment, and other factors beyond our control. A prolonged economic recession or other economic dislocation could cause increases in nonperforming assets and impair the values of real estate collateral, thereby causing operating losses, decreasing liquidity, and eroding capital. We cannot assure you that future declines in the economy, particularly in our market areas, will not have a material adverse effect on our financial condition, results of operations, or cash flows.

A Decline in the Real Estate Market May Result in Losses or Decreased Profitability.

Declines in real estate values could have a material adverse impact on our results of operations because of the composition of our loan portfolio. Our loan portfolio included $305.6 million of loans secured by residential real estate and $89.6 million of commercial real estate and $7.1 million of construction loans at March 31, 2004. The real estate collateralizing our commercial real estate and construction loans is concentrated primarily in our local market area of Central Florida and throughout the State. Approximately 40% of the real estate securing the wholesale residential loans that we purchase is generally located outside of Florida. These loans are subject to additional risks associated with the economy where the collateral is located, as well as collection risks.

We Are Subject to Government Regulation and Monetary Policy That Could Constrain Our Growth and Profitability.

We are subject to extensive federal government supervision and regulations that impose substantial limitations with respect to lending activities, purchases of investment securities, the payment of dividends, and many other aspects of the banking business. Many of these regulations are intended to protect depositors, the public, and the FDIC, but not shareholders. Future legislation or government policy could adversely affect the banking industry and our operations. Federal economic and monetary policy may affect our ability to attract deposits, make loans, and achieve our planned operating results.

We Could Be Negatively Impacted by Changes in Interest Rates and Economic Conditions.

Our results of operations may be materially adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates, and the monetary and fiscal policies of the federal government. Our profitability is driven by the spread between the interest rates earned on investments and loans and those paid on deposits and other borrowings.

As with most banking institutions, our net interest spread is affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities may be affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on our net income, capital and liquidity. While we take measures to reduce interest rate risk, these measures may not adequately minimize exposure to interest rate risk.

An Inadequate Allowance for Loan Losses Would Result in Reduced Earnings.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. We evaluate the collectibility of our loan portfolio and provide an allowance for loan losses that we believe is adequate. If our evaluation is incorrect and defaults cause losses exceeding our allowance for loan losses, our earnings could be significantly and adversely affected. Commercial real estate, commercial business and construction lending generally involve higher credit risk than single-family residential lending. Such loans involve larger loan balances to a single borrower or groups of related borrowers. At March 31, 2004, we had balances of $89.6 million in commercial real estate loans, $7.1 million in construction loans and $13.4 million in commercial business loans.

We Face Competition from a Variety of Competitors.

We face competition for deposits, loans and other financial services from other community banks, national and regional banks, credit unions and other financial institutions. We also compete with other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, and mutual funds, for loans and alternative investment products. Some of these financial institutions and financial services organizations are not subject to the same degree of regulation as we are. We have faced increased competition due to the Gramm-Leach-Bliley Act, which allows insurance firms, securities firms, and other non-traditional financial companies to provide traditional banking services. Due to the growth of the Central Florida area, it can be expected that significant competition will continue from existing financial services providers, as well as new entrants to the market.

A Concentration of Our Residential Loans is to Foreign Nationals on Properties Located Throughout Florida

As part of our lending practice, we have made loans to foreign nationals on residential properties mainly around the Central Florida theme parks and waterfront properties in Central and Southern Florida. An adverse effect on the European and South American economies could affect the borrowers’ ability to repay their loans, which would have a negative impact on our earnings.

Our Ability to Service our Debt and Pay Dividends to our Shareholders Depends on Capital Distributions from the Bank, which are Subject to Regulatory Limits

We are a holding company and depend upon dividends from the Bank for a significant portion of our revenues. We use dividends from the Bank to service our debt obligations and to pay dividends on our capital stock. Our ability to service our debt and pay dividends to our shareholders is further subject to restrictions under our indentures and loan covenants. The Bank’s ability to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”).

This Is a Best Efforts Offering, and We May Not Be Able to Raise All the Capital We Need to Continue to Grow Our Operations.

This is a best efforts offering which means there is no guarantee that we will be able to sell all or any of the securities offered. There is no minimum number of shares that we must sell to complete the offering, and we are unable to guarantee that we will be able to sell any shares, although we have received non-binding indications of interest from our directors and executive officers. In the event we are unable to raise sufficient capital from this offering, it is likely that we will be unable to continue to grow as planned, which may adversely affect future earnings. Regardless of the number of shares that we sell in this offering, we may need to obtain additional capital in the future so that we can successfully execute our business strategy.

The Offering Price Is Not Necessarily an Indication of the Value of Our Shares.

The offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. Our

Board of Directors determined the offering price after consulting with our Sales Agent, Kendrick Pierce, and considering our historic and expected growth, the prior public sale of our shares and general market conditions, among other factors. Nevertheless, the offering price bears no relationship to the amount of our assets, book value, shareholders’ equity or other typical criteria of value, and may exceed the fair market value of our shares and the price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

We Have Broad Discretion as to the Use of Proceeds from the Offering. Our Failure to Effectively Apply Such Proceeds Could Affect Our Profits.

We have not allocated the proceeds of the offering to any specific purpose, and we will have significant flexibility in determining the amounts of net proceeds we will apply to different uses and the timing of such applications. We may utilize the proceeds in a manner that we believe is in our best interest but with which you may not agree and over which you will have no control.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words “estimate,” “project,” “intend,” “believe,” and “expect,” and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by these statements. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans and may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any specific strategy, objective, or other plans.

The forward-looking statements contained in this prospectus speak only as of the date of this prospectus, and we have no obligation to publicly update or revise any of these forward-looking statements. These and other statements, which are not historical facts, are based largely on our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in Risk Factors, beginning on page 5.

USE OF PROCEEDS

Assuming that we receive $8,685,000 of net proceeds from this offering, we will use up to $2.5 million to provide additional working capital to the Bank to maintain the institution’s “well-capitalized” status. Approximately $4 million will be used to reduce outstanding debt. The remaining proceeds will be retained by Federal Trust to potentially be provided to the Bank as capital or otherwise invested by the Company.

THE OFFERING

General

Securities Offered. We are offering to sell 1,200,000 shares of our common stock. The offering is scheduled to close on August 6, 2004. We have the right, however, to extend the offering for up to 60 days.

The purchase price for each share is $7.50. Individuals wanting to purchase shares in this offering must purchase a minimum of 1,000 shares, except for our employees who may purchase a minimum of 100 shares.

Best Efforts. We and Kendrick Pierce are offering the shares on a best efforts basis, and we are not required to issue any minimum number of shares in the offering. We will consummate the offering if any valid subscriptions are received, unless our Board of Directors terminates the offering entirely. The Board has engaged Kendrick Pierce to serve as the Sales Agent in this offering.

Procedure for Subscribing for Shares

If you wish to participate in the offering and invest in the shares, you may do so by completing and signing the stock order form included with this prospectus, and delivering it to us before the expiration date, together with payment in full of the subscription price for all the shares for which you have subscribed. Payment must be payable to “Federal Trust Bank as escrow agent for Federal Trust Corporation” and made by:

•	check or bank draft drawn on a U.S. bank;

•	cashier’s check or money order; or

•	funds transferred via wire transfer.

The subscription price will be deemed to have been received only upon:

•	clearance of any uncertified check;

•	receipt of any certified check or bank draft drawn upon a U.S. bank, any cashier’s check, money order, or wire transfer; or

•	Receipt of a completed stock order form.

If you wish to pay by uncertified personal check, please note that the funds may take at least five business days to clear. Accordingly, any such payment of the subscription price should be sent in time to ensure that payment is received and clears by the expiration date of the offering.

The address to which the stock order form and payment of the offering price should be delivered is:

By Mail:	By Personal or Overnight Delivery:
Federal Trust Bank	Federal Trust Bank
P.O. Box 1867	312 West First Street, Suite 110
Sanford, Florida 32771-1867	Sanford, Florida 32771
Attn: Gregory E. Smith	Attn: Gregory E. Smith

If the amount you send with your stock order form is not the exact amount required to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering).

Failure to include the full subscription price with your subscription may cause us to reject your subscription. The method of delivery of the stock order form and payment of the subscription price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered or express mail, return receipt requested.

We will decide all questions concerning the timeliness, validity, form and eligibility of stock order forms, and our decisions will be final and binding. In our sole discretion, we may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow, or may reject any purported subscription. Stock order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within the allotted time. No person has any duty to give a subscriber notice of any defect or irregularity in a stock order form submitted, and no one will incur any liability for failure to give such notice.

Sales Agent

We have entered into a Sales Agent Agreement with Kendrick Pierce to assist us in connection with the sale of our common stock in this offering on a best efforts basis. Kendrick Pierce is a broker-dealer registered with the Securities and Exchange Commission, and is a member of the National Association of Securities Dealers, Inc.

Under the terms of the Sales Agent Agreement, Kendrick Pierce will not receive any compensation in connection with the sales of common stock to our directors or employees. Kendrick Pierce is entitled to a fee of 2.5% of the dollar amount received for sales of our common stock to other investors in the offering. Selected dealers selling in the offering will be entitled to a fee not to exceed 3%. Pursuant to the terms of the Sales Agent Agreement, we will pay for Kendrick Pierce’s out-of-pocket expenses up to a total of $40,000.

Kendrick Pierce has the right to terminate the Sales Agent Agreement under defined circumstances. It could terminate the Sales Agent Agreement for example, if, in its judgment, there is a material adverse change in our financial condition or operations, or market conditions brought about by an outbreak or escalation of hostilities, adverse economic conditions or other circumstances which render the sale of our common stock impracticable or inadvisable.

We and our executive officers and directors have agreed not to sell publicly, contract to sell publicly, or otherwise publicly dispose of, any shares of common stock for a period of 180 days from the date of this prospectus, without the written consent of Kendrick Pierce.

We have agreed to indemnify Kendrick Pierce against certain liabilities including liabilities under the Securities Act of 1933, or to contribute to payments that Kendrick Pierce may be required to make in respect thereof.

The foregoing is a summary of the principal terms of the Sales Agent Agreement and does not purport to be complete. Reference is made to a copy of the Sales Agent Agreement which is on file as an exhibit to the Registration Statement.

We estimate that the total expenses of this offering, including Sales Agent expenses and commissions, will be approximately $375,000.

Regulatory Limitations

If you would own 10% or more of our common stock after the offering (5% in some circumstances), you will be required to provide certain information to, or seek the prior approval of the OTS at your own expense. We will not be required to issue shares of common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from the OTS to own or control such shares if, at the expiration date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained before the applicable offering expiration date.

Subscriptions for Shares May Not Be Revoked by Subscribers but May Be Rejected by Us.

A subscriber may not revoke a subscription once it has been received. Stock order forms are not binding on us until we have accepted such subscriptions. The Board of Directors has reserved the right to reject any subscription, in whole or in part. If we reject a subscription, we will refund subscription funds as soon as practicable.

Intentions of Directors and Executive Officers

Our directors and executive officers have indicated that they intend to subscribe for approximately 55,000 shares in the offering. These intentions are not commitments and could change based upon individual circumstances at the time of the offering. Any shares purchased by directors and executive officers are intended to be held for investment.

Issuance of Common Stock

Certificates representing the shares of common stock purchased in the offering will be delivered to purchasers or their brokers as soon as practicable after subscriptions for such shares have been accepted by us.

Right to Terminate the Offering

We expressly reserve the right, at any time before or after the delivery of common stock, to terminate the offering for any reason, including, but not limited to, the offering being prohibited by law or regulation or our Board of Directors and Kendrick Pierce concluding that it is not in their best interests to complete the offering under the circumstances.

Requests for Additional Information

If you have questions or require additional information concerning the offering, please contact Kendrick Pierce Securities, Inc. at (813) 254-4602, extension 204 or James V. Suskiewich, President & Chief Executive Officer of Federal Trust Corporation or Gregory E. Smith, Executive Vice President & Chief Financial Officer, at (407) 323-1833 or (800) 226-2829.

Determination of Offering Price

The offering price of the shares was determined by the Board of Directors based upon a number of factors, including the general market conditions, the current market price of our common stock, and discussions with Kendrick Pierce. On July 2, 2004, the closing price of our common stock on the American Stock Exchange was $7.60.

(The remainder of this page intentionally left blank.)

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2004, on an actual basis and on an as adjusted basis to reflect the sale of 1,000,000 or 1,200,000 shares of common stock to be sold in this offering at a price of $7.50 per share (after deducting estimated offering expenses), and the application of the estimated net proceeds from the offering as described in the section of this prospectus entitled “Use of Proceeds.” You should read the information in the following table in conjunction with our consolidated financial statements and related notes thereto in this prospectus.

	At March 31, 2004 (historical)	Adjusted for the sale of 1,000,000 shares	Adjusted for the sale of 1,200,000 shares
	(In thousands)
Deposits	$335,570	$335,570	$335,570
Federal Home Loan Bank advances	100,400	100,400	100,400
Other borrowings	5,217	1,217 (1)	1,217 (1)
Junior subordinated debentures	5,155	5,155	5,155
Capital lease obligation	3,262	3,262	3,262
Common stock, $0.01 par value	67	77	79
Additional paid-in capital	22,069	29,237	30,682
Retained Earnings	6,306	6,306	6,306
Unallocated ESOP shares (131,139 shares)	(947)	(947)	(947)
Accumulated other comprehensive income (loss)	(17)	(17)	(17)

Total capitalization	$477,082	$480,260	$481,707

(1)	Assumes $4.0 million of proceeds will be used to repay other borrowings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	March 31,		December 31,
	2004	2003	2003	2002	2001
AT PERIOD END:

Total assets	$482,739	$428,536	$468,198	$368,054	$306,481
Loans, net	413,868	357,604	398,401	308,598	264,187
Securities	34,082	37,299	33,615	21,520	13,948
Deposits	335,570	294,299	314,630	278,531	225,400
Equity	27,478	25,852	26,457	25,039	18,531
Book value per share	4.21	3.92	4.05	3.80	3.43
Shares outstanding (in thousands)	6,531	6,591	6,526	6,591	5,409
Equity-to-assets ratio	5.69%	6.03%	5.65%	6.80%	6.05%

FOR THE PERIOD:

Interest income	$5,798	$5,493	$20,921	$19,452	$19,950
Interest expense	2,393	2,772	9,750	10,971	13,272
Provision for loan losses	550	220	650	445	540
Net interest income after provision for loan losses	2,855	2,501	10,521	8,036	6,138
Other income	678	607	2,358	2,400	2,383
Other expense	2,346	2,138	8,826	7,339	6,538
Net earnings	810	654	2,777	2,059	1,267
Basic earnings per share	.12	.10	.42	.34	.25
Diluted earnings per share	.12	.10	.42	.34	.25
Return on average assets	.67%	.64%	.64%	.63%	.47%
Return on average equity	12.02%	10.28%	10.79%	9.45%	7.40%
Average equity to average assets ratio	5.62%	6.19%	5.95%	6.68%	6.30%
Dividend payout ratio	16.42%	9.94%	11.81%	—	—

Overview

For the year ended December 31, 2003, our net earnings were $2.8 million, or $0.42 per basic and fully diluted share, which represented a 35% increase in net earnings and a 24% increase in earnings per share from the previous year. For the first three months of 2004, net earnings were $810,000, or $0.12 per basic and fully diluted share, compared to $654,000, or $0.10 per basic and fully diluted share for the same period in 2003.

Our return on assets increased slightly in 2003 to 0.64% from 0.63% for 2002. Similarly, for the first three months of 2004, the annualized return on assets increased to 0.67% from 0.64% for the same period in 2003. Our return on equity for the years 2003 and 2002 were 10.79% and 9.45%, respectively. For the first three months of 2004, our annualized return on equity improved to 12.02% from 10.28% for the same period in 2003.

The continuing improvement in our earnings over the past few years is a result of our strategy to build a strong, profitable community bank in the Central Florida market area. Total assets grew $100 million, or 27% in 2003 to $468 million. Our assets continued to grow in the first quarter of 2004 and reached $483 million by March 31, 2004. In spite of the significant level of residential loan refinancing activity in 2003, our total loans grew by 29% during the year. The loan growth was a major factor in our improved earnings for the year. Within the loan portfolio, our commercial real estate loans grew $33.4 million, or 75% to $78 million by December 31, 2003. The remainder of the loan growth in 2003 was primarily in loans secured by single-family homes.

During 2003 and 2004, we have been working to improve the credit quality in our portfolio and resolve delinquent accounts. Our progress in that regard is evident by the fact that during the first quarter of 2004, non-performing loans decreased $2.6 million, or 41% from $6.4 million at December 31, 2003, to $3.8 million at March 31, 2004. Additionally, we had $31,000 in charge-offs during 2003, but received $50,000 in recoveries from previously charged-off loans. The resolution of these problem loans helped us continue our earnings improvement in early 2004.

Our total deposits grew $36 million or 13% during 2003, to $315 million at December 31, 2003. The other major funding sources for our growth in 2003 were advances from the Federal Home Loan Bank, which grew $54 million to $108 million at the end of 2003. We continued our strategy of building our Central Florida footprint with the opening of three new banking branches from December 2002 to October 2003. One branch was located in Casselberry, Seminole County, and the other two were in Western Volusia County, in the towns of Deltona and Orange City. We are very pleased with the initial growth we have seen in those new markets and expect them to contribute to our continued growth in 2004.

Besides the overall growth in our assets, another significant factor impacting our earnings are market interest rates, which affect all aspects of our core business. As rates fell in 2002 and 2003, our deposit rates decreased, which reduced our interest expense despite the increase in the balances. At the same time, however, we also witnessed the significant increase in refinance activity in our residential loan portfolio and the new loans we generated and purchased were generally at lower rates than the loans which were paid off. The result of these changes was that our interest expense during 2003 decreased 11% to $9.8 million. At the same time, our interest income increased 8% during 2003 to $20.9 million, which was primarily attributed to the increased balances of loans. With the reduction in interest expense and increase in interest income our net interest income, the primary driver of our earnings grew by $2.7 million, or 32% in 2003 to $11.2 million.

General

Federal Trust was organized in February 1989 for the purpose of becoming the unitary savings and loan holding company of the Bank. During 2003, Federal Trust’s corporate headquarters were located in Sanford, Florida, and its principal asset is the capital stock of the Bank. As a savings and loan holding company, Federal Trust has greater flexibility than the Bank to diversify and expand its business activities, either through newly formed subsidiaries or through acquisitions.

Average Balance Sheet

The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; (v) net interest margin; and (vi) weighted average yields and rates. Average balances are based on average daily balances.

	For The Three Months Ended March 31,
	2004			2003
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$412,119	$5,453	5.29%	$356,086	$5,129	5.76%
Securities	33,408	292	3.50	26,259	300	4.57
Other interest-earning assets (2)	6,716	53	3.16	9,504	64	2.69

Total interest-earning assets	452,243	5,798	5.13	391,849	5,493	5.61

Non-interest earning assets	27,840			18,922

Total assets	$480,083			$410,771

Interest-bearing liabilities:
Non-interest bearing demand deposits	7,622	—	—	7,760	—	—
Interest-bearing demand and money-market deposits	93,994	408	1.74	85,285	476	2.23
Savings deposits	8,537	31	1.45	9,707	50	2.06
Time deposits	214,230	1,219	2.28	193,088	1,507	3.12

Total deposit accounts	324,383	1,658	2.04	295,840	2,033	2.75

Borrowings (3)	123,278	735	2.38	84,274	739	3.51

Total interest-bearing liabilities	447,661	2,393	2.14	380,114	2,772	2.92

Non-interest bearing liabilities	5,459			5,212
Stockholders’ equity		26,963			25,445

Total liabilities and stockholders’ equity	$480,083			$410,771

Net interest/dividend income		$3,405			$2,721

Interest rate spread (4)			2.99%			2.69%

Net interest margin (5)			3.01%			2.78%

Ratio of average interest-earning assets to average interest-bearing liabilities			1.01			1.03

(1)	Includes non-accrual loans.
(2)	Includes interest-earning deposits and FHLB stock.
(3)	Includes FHLB advances, other borrowings, junior subordinated debentures and capital lease obligation.
(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

	For The Year Ended December 31,
	2003			2002			2001
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$366,488	$19,591	5.35%	$279,934	$18,349	6.55%	$245,069	$19,235	7.85%
Securities	34,755	1,112	3.20	16,695	735	4.40	6,997	363	5.19
Other interest-earning assets(2)	7,626	218	2.86	15,871	368	2.32	6,939	352	5.07

Total interest-earning assets	408,869	20,921	5.12	312,500	19,452	6.22	259,005	19,950	7.70

Non-interest earning assets	23,942			13,756			12,762

Total assets	$432,811			$326,256			$271,767

Interest-bearing liabilities:
Non-interest bearing demand deposits	$7,102	$—	—%	$5,837	$—	—%	$5,230	$—	—%
Interest-bearing demand and money-market deposits	92,525	1,764	1.91	56,066	1,607	2.87	22,880	824	3.60
Savings deposits	9,446	163	1.73	7,621	139	1.82	1,269	55	4.33
Time deposits	188,975	5,156	2.73	176,721	6,774	3.83	166,453	9,595	5.76

Total deposit accounts	298,048	7,083	2.38	246,245	8,520	3.46	195,832	10,474	5.35

Borrowings (3)	103,074	2,667	2.59	49,902	2,451	4.91	50,346	2,798	5.56

Total interest-bearing liabilities	401,122	9,750	2.43	296,147	10,971	3.70	246,178	13,272	5.39

Non-interest bearing liabilities	5,941			8,324			8,469
Stockholders’ equity	25,748			21,785			17,120

Total liabilities and stockholders’ equity	$432,811			$326,256			$271,767

Net interest/dividend income		11,171			8,481			6,678

Interest rate spread (4)			2.69%			2.52%			2.31%

Net interest margin (5)			2.73%			2.71%			2.58%

Ratio of average interest-earning assets to average interest-bearing liabilities			1.02%			1.06%			1.05%

(1)	Includes non-accrual loans.
(2)	Includes interest-earning deposits and FHLB stock.
(3)	Includes FHLB advances, other borrowings, junior subordinated debentures and capital lease obligation.
(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in rate (change in rate multiplied by prior volume); (ii) changes in volume (changes in volume multiplied by prior rate); and (iii) changes in rate-volume (change in rate multiplied by change in volume).

	Three Months Ended March 31, 2004 vs. 2003
	Increase (Decrease) Due to Changes in
	(Dollars In thousands)
	Rate	Volume	Rate/ Volume	Total
Interest-earning assets:
Loans	$(417)	$807	$(66)	$324
Securities	(71)	82	(19)	(8)
Other interest-earning assets	11	(19)	(3)	(11)

Total	(477)	870	(88)	305

Interest-bearing liabilities:
Deposit accounts	(529)	208	(54)	(375)
FHLB advances and other borrowings	(237)	342	(109)	(4)

Total	(766)	550	(163)	(379)

Net change in net interest income before provision for loan losses	$289	$320	$75	$684

	Year Ended December 31, 2003 vs. 2002
	Increase (Decrease) Due to Changes in
	(Dollars In thousands)
	Rate	Volume	Rate/ Volume	Total
Interest-earning assets:
Loans	$(3,385)	$5,673	$(1,046)	$1,242
Securities	(201)	795	(217)	377
Other interest-earning assets	86	(191)	(45)	(150)

Total	(3,500)	6,277	(1,308)	1,469

Interest-bearing liabilities:
Deposit accounts	(2,498)	1,548	(487)	(1,437)
FHLB advances and other borrowings	(1,160)	2,612	(1,236)	216

Total	(3,658)	4,160	(1,723)	(1,221)

Net change in net interest income before provision for loan losses	$158	$2,117	$415	$2,690

	Year Ended December 31, 2002 vs. 2001
	Increase (Decrease) Due to Changes in
	(Dollars In thousands)
	Rate	Volume	Rate/ Volume	Total
Interest-earning assets:
Loans	$(3,171)	$2,736	$(451)	$(886)
Securities	(55)	503	(76)	372
Other interest-earning assets	(191)	453	(246)	16

Total	(3,417)	3,692	(773)	(498)

Interest-bearing liabilities:
Deposit accounts	(3,415)	2,062	(601)	(1,954)
FHLB advances and other borrowings	(325)	(25)	3	(347)

Total	(3,740)	2,037	(598)	(2,301)

Net change in net interest income before provision for loan losses	$323	$1,655	$(175)	$1,803

Liquidity and Capital Resources at March 31, 2004 and December 31, 2003

General. Like all financial institutions, we must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments, investment needs and expenses. Control of our cash flow requires the anticipation of deposit flows and loan payments. Our primary sources of funds are deposit accounts, FHLB advances and principal and interest payments on loans.

We require funds in the short term to finance ongoing operating expenses, pay liquidating deposits, purchase temporary investments in securities and invest in loans. We funds short-term requirements through advances from the FHLB, the sale of investments, deposit growth and loan principal payments. We require funds in the long-term to invest in loans for its portfolio, purchase fixed assets and provide for the liquidation of deposits maturing in the future. We fund our long-term requirements with proceeds from maturing loans, the sale of loans and the sale of securities. We have no plans to significantly change long-term funding requirements.

During the three months ended March 31, 2004, our primary source of funds consisted of a net increase in deposits of $20.9 million and net principal repayments and sales of loans of $16.5 million and securities available for sale of $3.9 million. We used our capital resources principally to purchase loans of $31.2 million, repay $7.3 million in FHLB advances and to purchase securities available for sale of $4.0 million.

During the year ended December 31, 2003, we obtained funds primarily from the sale of loans of $40.2 million; net principal repayment of loans of $64.0 million; proceeds from the increase in deposits of $36.1 million; proceeds from the sale and repayments of securities of $24.0 million and proceeds from increased FHLB advances of $53.5 million. We used cash to fund $176.8 million in loan purchases; $20.3 million in loans originated for sale; the purchase of securities for $36.6 million; the purchase of bank-owned life insurance of $3.4 million; the purchase of FHLB stock of $2.8 million; and the purchase of premises and equipment of $2.6 million. We believe that in the future, we will be able to continue to obtain funds from the above sources.

At March 31, 2004 and December 31, 2003, loans-in-process, or closed loans scheduled to be funded over a future period of time, totaled $3.3 million and $2.8 million, respectively. Loans committed, but not closed, totaled $5.6 million and $4.7 million, respectively, available lines of credit totaled $3.0 million and $5.3 million, respectively, and standby letters of credit totaled $494,000. Funding for these amounts is expected to be provided by the sources described above.

In March 2004, and December 2003, the Bank’s average liquidity was 8.1% and 9.6%, respectively. We expect that our six Central Florida offices, along with other wholesale sources of funds, will be able to generate sufficient funds to provide liquidity for expected loan purchases and originations and other investments. The Asset/Liability Management Committee meets regularly and reviews liquidity levels to ensure that funds are available as needed.

During the first three months of 2004, we paid $0.02 per common share in dividends. During 2003, we paid $0.05 per share in dividends, our first dividend payments since 1994. Although we were profitable during 2002, our Board of Directors did not authorize dividends, as the earnings were being retained and used by the Bank for its growth. The payment of future dividends will depend on general economic conditions, as well as our overall performance and capital needs.

At March 31, 2004 and December 31, 2003, Federal Trust had $207,000 and $396,000, respectively, in cash in its account, which will be used primarily for interest on debt, cash dividend payments and other operating expenses.

The following table is a reconciliation of the Bank’s stockholders’ equity calculated in accordance with accounting principles generally accepted in the United States of America (GAAP) to regulatory capital (Dollars in thousands):

	Tier 1	Total Risk-Based
At March 31, 2004:
Bank’s stockholders’ equity in accordance with GAAP	$32,061	$32,061

Add (deduct):
Unrealized losses on investments	77	77
Excess mortgage servicing rights and Excess net deferred tax assets	(87)	(87)
General valuation allowances	—	3,247

Regulatory capital	$32,051	$35,298

At December 31, 2003:
Bank’s stockholders’ equity in accordance with GAAP	30,860	30,860

Add (deduct):
Unrealized losses on investments	380	380
Excess mortgage servicing rights and Excess net deferred tax assets	(91)	(91)
General valuation allowances	—	2,728

Regulatory capital	$31,149	$33,877

At March 31, 2004, and December 31, 2003, we exceeded all of our minimum capital requirements.

Results of Operations

Comparison of the Three-Month Periods Ended March 31, 2004 and 2003

General. Net earnings for the three-month period ended March 31, 2004, were $810,000 or $0.12 per basic and diluted share, compared to $654,000 or $0.10 per basic and diluted share for the same period in 2003. The increase in net earning was primarily due to an increase in net interest income, partially offset by increases in the provision for loan losses and other expenses.

Interest Income. Interest income increased by $305,000, or 5.6% to $5.8 million for the three-month period ended March 31, 2004, from $5.5 million for the same period in 2003. Interest income on loans increased $324,000 or 6.3% to $5.5 million in 2004 from $5.1 million in 2003, primarily as a result of an increase in the average amount of loans outstanding from $356.1 million in 2003 to $412.1 million in 2004, partially offset by a decrease in the average yield earned on loans from 5.76% for the three-month period ended March 31, 2003, to 5.29% for the comparable period in 2004. Interest income on securities decreased by $8,000 for the three-month period ended March 31, 2004, compared to the same period in 2003, primarily as a result of a decrease in the average yield, which was partially offset by an increase in the average balance of securities owned. We expect the rates earned on the portfolio will fluctuate with general market interest rates and economic conditions.

Interest Expense. Interest expense decreased by $379,000 or 13.7% to $2.4 million during the three-month period ended March 31, 2004, compared to $2.8 million for the same period in 2003. Interest on deposits decreased $375,000 or 18.4% to $1.7 million in 2004 from $2.0 million in 2003, as a result of a decrease in the average cost of deposits from 2.75% for the three-month period ended March 31, 2003, to 2.04% for the comparable period in 2004, partially offset by an increase in average deposits outstanding from $295.8 million in 2003, to $324.4 million in 2004. Interest on other borrowings decreased to $735,000 in 2004 from $739,000 in 2003, primarily as a result of a decrease in the average rate paid from 3.51% in 2003 to 2.38% in 2004, partially offset by an increase in the average balance of other borrowings from $84.3 million during 2003, to $123.3 million in 2004. We plan to continue to use FHLB advances and other borrowings to provide liquidity and as a liability management tool.

Provision for Loan Losses. A provision for loan losses is charged to earnings based upon management’s evaluation of the losses in its loan portfolio. During the quarter ended March 31, 2004, management recorded a provision for loan losses of $550,000 based on its evaluation of the loan portfolio, which was an increase of $330,000 from the same period in 2003, primarily as a result of the increase in total loans outstanding as well as an increase in the percentage of commercial loans in our portfolio. The allowance for loan losses at March 31, 2004, was $3.3 million or 0.79% of total loans outstanding, versus $2.8 million at December 31, 2003, or 0.69% of total loans outstanding. We believe the allowance for loan losses at March 31, 2004 is adequate.

Other Income. Other income increased $71,000 or 11.7% from $607,000 for the three-month period ended March 31, 2003, to $678,000 for the same period in 2004. The increase in other income was primarily due to increases of $52,000, $170,000 and $81,000 in gain on sale of loans held for sale, service charges and fees and other income, respectively, partially offset by a decrease of $196,000 in gain on sale of securities available for sale. The increase in gain on sale of loans held for sale is due to our selling more loans during 2004, as compared to 2003. The increase in service charges and fees primarily resulted from an increase in prepayment fees earned during 2004. The increase in other income resulted from an increase in earnings on bank-owned life insurance.

Other Expense. Other expense increased $208,000 or 9.7%, to $2.3 million for the three-month period ended March 31, 2004, from $2.1 million for the same period in 2003. Salary and employee benefits increased $73,000, occupancy expense increased $74,000 and professional services increased $107,000 due to an increase in commercial lending personnel and the overall growth of the Company.

Income Taxes. Income taxes for the three months ended March 31, 2004, was $377,000 (an effective rate of 31.8%), compared to $316,000 (an effective rate of 32.6%) for the same period in 2003.

Comparison of the Years Ended December 31, 2003 and 2002

General. Net earnings for 2003 were $2.8 million or $0.42 per basic and diluted share, compared to net earnings of $2.1 million or $0.34 per basic and diluted share for 2002. The improvement in the net earnings in 2003 was due to an increase in net interest income, partially offset by an increase in other expenses.

Interest Income. Interest income was $20.9 million in 2003, compared to $19.5 million in 2002. Interest income on loans increased to $19.6 million in 2003, from $18.3 million in 2002. The increase in interest income on loans in 2003, was primarily attributable to an increase in the average amount of loans outstanding during the year offset partially by a decrease in yield earned on loans. Interest income on securities increased to $1.1 million in 2003, from $735,000 in 2002, as a result of an increase in the average balance of securities held by the Company partially offset by a decrease in yield earned on the securities. Other interest income decreased from $368,000 in 2002, to $218,000 during 2003.

Interest Expense. Interest expense decreased during 2003, to $9.8 million compared to $11.0 million in 2002 primarily due to a decrease in the average cost paid partially offset by an increase in the average amount of deposit accounts and borrowings outstanding. Interest expense on deposits decreased by $1.4 million in 2003 as a result of a decrease in average cost paid on deposits partially offset by an increase in the average amount of deposits. Interest expense on these accounts will increase or decrease according to the general level of interest rates. Interest on borrowings increased to $2.7 million in 2003, from $2.5 million in 2002 due to an increase in the amount of borrowings outstanding, partially offset by a decrease in the average cost paid for borrowings.

Provisions for Loan Losses. A provision for loan losses is charged to earnings based upon management’s evaluation of the inherent losses in its loan portfolio. Our provision for loan losses for 2003 was $650,000, compared to $445,000 in 2002. Our net loan portfolio grew by $89.8 million, or 29% in 2003. Of this amount, $55.8 million were residential mortgage loans. As of December 31, 2003, 75.4% of our gross loan portfolio was residential mortgage loans, which historically have had the lowest risk of loss in the overall portfolio, and as a result have had a lower reserve percentage applied to them based on historical loss percentages.

Total charge-offs were $31,000 in 2003, compared to recoveries of $50,000 on loans previously charged-off. For 2002, total charge-offs and recoveries were $258,000 and $158,000, respectively. At December 31, 2003, the allowance for loan losses was $2.8 million, or 0.70%, of year-end loans compared to $2.1 million, or 0.69%, of loans at December 31, 2002. Total nonaccrual loans at December 31, 2003 were $6.4 million compared to $5.6 million at December 31, 2002. The amount needed in the allowance for loan losses for nonaccrual loans is based on the particular circumstances of the individual loan, including the type, amount, and value of the collateral, if any, and the overall composition and amount of the performing loans in the portfolio at the time of evaluation, and, as a result, will vary over time.

Other Income. Other income decreased slightly to $2.4 million for the year ended December 31, 2003. Increased gains on sales of loans held for sale and securities were offset by decreased other income. Other income declined in 2003, due to a decrease in loan servicing income related to the significant residential loan refinancing activity during 2003 together with our decision to have a third party service our residential mortgage loan portfolio.

Other Expense. Other expense increased to $8.8 million in 2003, from $7.3 million in 2002. The increase was the result of increased salary and employee benefits expense, occupancy expenses, professional services and data processing expense. The increase in salary and employee benefits of $583,000 was the result of additions to staff in 2003, due to our growth and the opening of three new branches in December 2002, June 2003 and October 2003, which also caused occupancy expense to increase. In addition, staff was added in the commercial loan department as part of our strategy to increase non-residential real estate lending. Data processing expense increased as a result of an increase in the number of accounts and the opening of the new branches.

Income Taxes. Income taxes increased from $1.0 million (an effective tax rate of 33.5%) in 2002, to $1.3 million (an effective tax rate of 31.5%) in 2003. The effective tax rate decreased in 2003 due to an increase in tax-exempt income in 2003.

Comparison of the Years Ended December 31, 2002 and 2001

General. Net earnings for 2002 were $2.1 million or $0.34 per basic and diluted share, compared to net earnings of $1.3 million, or $0.25 per basic and diluted share for 2001. The improvement in the net earnings in 2002 was due to an increase in net interest income, partially offset by an increase in other expenses.

Interest Income. Interest income was $19.5 million in 2002 compared to $20.0 million in 2001. Interest income on loans decreased to $18.3 million in 2002 from $19.2 million in 2001. The decrease in interest income on loans in 2002, was primarily attributable to a decrease in the yield earned on loans offset partially by an increase in the average amount of loans outstanding during the year. Interest income on securities increased to $735,000 in 2002 from $363,000 in 2001, as a result of an increase in the average balance of securities held by the Company partially offset by a decrease in the yield earned on the securities. Other interest income increased from $352,000 in 2001 to $368,000 during 2002.

Interest Expense. Interest expense decreased during 2002 to $11.0 million, compared to $13.3 million in 2001 primarily due to a decrease in the average cost paid partially offset by an increase in the average amount of deposit accounts and FHLB advances outstanding. Interest expense on deposits decreased by $2.0 million in 2002, as a result of a decrease in average cost paid on deposits partially offset by an increase in the average amount of deposits. Interest expense on these accounts will increase or decrease according to the general level of interest rates. Interest on FHLB advances and other borrowings decreased to $2.5 million in 2002, from $2.8 million in 2001 due to decreases in both the average cost paid on the advances and borrowings and in the amount of advances and other borrowings outstanding.

Provisions for Loan Losses. A provision for loan losses is generally charged to earnings based upon management’s evaluation of the inherent losses in its loan portfolio. The Company’s provision for loan losses for 2002 was $445,000 compared to $540,000, in 2001. The Company’s gross loan portfolio grew by $36.6 million in 2002. Residential mortgage loans grew $42.5 million, while construction loans declined by $20.0 million and commercial real estate loans increased $12.5 million. As of December 31, 2002, 79.2% of our gross loan portfolio was residential mortgage loans, which historically have had the lowest risk of loss in the overall portfolio, and as a result have had a lower reserve percentage applied to them based on historical loss percentages.

Gross charge-offs totaled $258,000 in 2002, compared to $425,000 for 2001. Loan recoveries for 2002 and 2001 were $158,000 and $16,000, respectively. At December 31, 2002, the allowance for loan losses was $2.1 million, or 0.69% of loans. Total nonaccrual loans at December 31, 2002 were $5.6 million, compared to $3.6 million at December 31, 2001. The amount needed in the allowance for loan losses for nonaccrual loans is based on the particular circumstances of the individual loan, including the type, amount, and value of the collateral, if any, and the overall composition and amount of the performing loans in the portfolio at the time of evaluation, and, as a result, will vary over time.

Other Income. Other income increased slightly to $2.4 million for the year ended December 31, 2002. The increase in 2002 was the result of increased rental income and gains on sales of securities available for sale offset partially by decreased gains on sales of loans held for sale. Rental income increased due to a full year of recognized sub-lease income on agreements entered into during 2001.

Other Expense. Other expense increased to $7.3 million in 2002, from $6.5 million in 2001. The increase was the result of increased salary and employee benefits expense, occupancy expense and data processing expense, offset partially by decreased professional services expense. The increase in salary and employee benefits of $637,000 was the result of additions to staff in 2002, due to our growth and the opening of a new branch, which also caused occupancy expense to increase. In addition, staff was added in the commercial loan department as part of our strategy to increase non-real estate commercial lending. Data processing expense increased as a result of an increase in the number of accounts and the opening of the new branch.

Income Taxes. Income taxes increased from $716,000 (an effective tax rate of 36.1%) in 2001 to $1.0 million (an effective tax rate of 33.5%) in 2002. The effective tax rate decreased in 2002 due to an increase in tax-exempt income being recognized during the year.

Asset /Liability Management

Our profitability, like that of most holding companies and financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans, mortgage-backed securities and other investment securities, and its interest expense on interest-bearing liabilities, such as deposits and other borrowings. Financial institutions are affected by changes in levels of market interest rates and other economic factors beyond their control. At December 31, 2003, our one-year interest sensitivity gap (the difference between the amount of interest-earning assets anticipated by the Company to mature or reprice within one year and the amount of interest-bearing liabilities anticipated by the Company to mature or reprice within one year) as a percentage of total assets was a negative 36.6%. Generally, an institution with a negative gap would experience a decrease in net interest income in a period of rising interest rates or an increase in net interest income in a period of declining interest rates since there will be more liabilities than assets that will either mature or be subject to repricing within the one-year period. However, certain shortcomings are inherent in this rate sensitivity analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different manners to changes in market interest rates. Therefore, no assurance can be given that we will be able to maintain our net interest-rate spread as market interest rates fluctuate.

We monitor our interest-rate risk through the Bank’s Asset/Liability Committee, which meets bi-weekly. An interest-rate risk report is presented to the Bank’s Board quarterly. Our policy is to seek to maintain a balance between interest-earning assets and interest-bearing liabilities so that our cumulative one-year gap is within a range established by the Board of Directors and which management believes is conducive to maintaining profitability without incurring undue risk. We have increased its investment in adjustable-rate and shorter average-life loans and mortgage-related securities in order to position itself for changing interest rates.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003 that are expected to reprice, based upon certain assumptions and contractual maturities, in each of the future periods shown. Adjustable-rate mortgage-backed securities are scheduled according to their next adjustment date and fixed-rate mortgage-backed securities are scheduled according to their maturity date.

	Three Months or Less	More than Three Months to Six Months	More than Six Months to 12 Months	More than One Year to 3 Years	More than Three Years to 5 Years	More than Five Years to 10 Years	More than Ten Years	Total
	(Dollars in thousands)
At December 31, 2003:
Rate-sensitive assets:
Mortgage loans, net of LIP	$16,371	$16,115	$34,223	$52,554	$129,582	$5,501	$44,947	$299,293
Commercial and consumer loans	29,468	2,126	4,516	24,542	33,973	1,226	2,690	98,541
Mortgage-backed securities	3,422	2,976	1,658	3,451	—	—	4,248	15,755
Debt securities	—	—	1,963	—	—	—	5,988	7,951
Corporate equity securities	9,909	—	—	—	—	—	—	9,909
Interest-earning deposits	666	—	—	—	—	—	—	666
FHLB stock	5,660	—	—	—	—	—	—	5,660

Total interest-earning assets	65,496	21,217	42,360	80,547	163,555	6,727	57,873	437,775

Rate-sensitive liabilities:
Deposits:
Demand, money-market and savings accounts	100,327	—	—	—	—	—	—	100,327
Time deposits	40,600	37,119	81,594	44,338	4,292	8	—	207,951
FHLB advances	30,500	—	—	30,000	22,200	25,000	—	107,700
Other borrowings	10,372	—	—	—	—	—	—	10,372

Total interest-bearing liabilities	181,799	37,119	81,594	74,338	26,492	25,008	—	426,350

Interest-sensitivity gap	$(116,303)	$(15,902)	$(39,234)	$6,209	$137,063	$(18,281)	$57,873	$11,425

Cumulative interest-sensitivity gap	$(116,303)	$(132,205)	$(171,439)	$(165,230)	$(28,167)	$(46,448)	$11,425

Cumulative interest-earning assets	$65,496	$86,713	$129,073	$209,620	$373,175	$379,902	$437,775

Cumulative interest-bearing liabilities	$181,799	$218,918	$300,512	$374,850	$401,342	$426,350	$426,350

Cumulative interest-sensitivity gap as a percentage of total assets	(24.8)%	(28.2)%	(36.6)%	(35.3)%	(6.0)%	(9.9)%	2.4%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities	36.0%	39.6%	43.0%	55.9%	93.0%	89.1%	102.7%

Recent Pronouncements

In November 2002, the Financial Accounting Standards Board (“the FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (“FIN 45”), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires us to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability is applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material affect on our consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” to provide guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this Statement had no effect on our consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement had no effect on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on our consolidated financial statements.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

MANAGEMENT

Executive Officers and Directors of Federal Trust and the Bank

The following table sets forth information with respect to Federal Trust’s and the Bank’s executive officers and directors.

Name	Position with Federal Trust	Position with the Bank
Jennifer B. Brodnax	Assistant Corporate Secretary	SVP of Branch Administration
Dr. Samuel C. Certo	Director	Director
George W. Foster	Director	Director
Stephen C. Green	None	EVP & Chief Operating Officer
A. Stewart Hall, Jr.	None	Director
Dennis J. Harward	None	Director
Kenneth W. Hill	Director	Director
A. George Igler	Vice Chairman	None
Thomas J. Punzak	None	VP & Treasurer
Daniel C. Roberts	None	SVP & Chief Credit Officer
Gregory E. Smith	EVP & Chief Financial Officer	EVP & Chief Financial Officer
James V. Suskiewich	President, Chief Executive Officer & Chairman of the Board	President, Chief Executive Officer & Chairman of the Board

Information regarding the experience and expertise of these executive officers and directors is set forth below.

Jennifer B. Brodnax started her banking career in June 1987 with the Bank, while it was still in organization. She has served in various management capacities including the oversight of the accounting functions and operations. She presently serves as Senior Vice President of Branch Administration, responsible for all branch operations. Ms. Brodnax resides in Winter Park, Florida.

Dr. Samuel C. Certo has been a director of Federal Trust since 1997 and a director of the Bank since 1996. He is the former Dean and a Professor of Management in the Crummer Graduate School of Business at Rollins College in Winter Park. Since 1986, Dr. Certo has served as a business consultant and has published textbooks in the areas of management and strategic management. Dr. Certo resides in Longwood, Florida.

George W. Foster is a retired banker and has been a director of Federal Trust since 1997 and a director of the Bank since 1990. From 1990 through 1993, he served as President and Chief Executive Officer of Federal Trust Bank. Mr. Foster resides in Longwood, Florida.

Stephen C. Green has been in banking since 1973, principally involved in corporate and commercial lending. He has served in various management capacities including Senior Lending Officer, Chief Credit Officer, and Region President with large regional banks. Mr. Green has served in his current capacity with the Bank as Executive Vice President and Chief Operating Officer since November 2000. Mr. Green resides in Longwood, Florida.

A. Stuart Hall, Jr. has been a director of the Bank since September 2003. He has been Chairman of Ashcorp, Inc. since 2001. He was also President and Chief Operating Officer of Hughes Supply, Inc. from 1973 to 2001. Mr. Hall resides in Orlando, Florida.

Dennis J. Harward has been a director of the Bank since May 1999. He is the President and Chief Executive Officer of Innoprise Software, Inc., which provides software programs to the public sector and utility companies. Mr. Harward resides in Orlando, Florida.

Kenneth W. Hill has been a director of Federal Trust since 1997 and a director of the Bank since 1995. Mr. Hill was the Vice President and Trust Officer of SunBank, N.A., Orlando, Florida from 1983 through 1995. Mr. Hill resides in Orlando, Florida.

A. George Igler was elected to the Board in October 2001. Since 1992, he has been a principal in the law firm of Igler & Dougherty, P.A., which specializes in banking, corporate and securities law. Igler & Dougherty, P.A., which has offices in Tallahassee and Tampa, Florida, has served as the Federal Trust’s corporate counsel since 1993. Mr. Igler resides in Tallahassee, Florida.

Thomas J. Punzak is Vice President/Treasurer for Federal Trust Bank and began his career with the Bank in June 1992. He has 18 years of experience in the banking and mortgage banking industries, including in the accounting, loan servicing and operations areas. He is a licensed CPA in Florida with auditing experience dealing primarily with banking clients while employed with a large CPA firm. Mr. Punzak resides in Winter Springs, Florida.

Daniel C. Roberts has been in banking since 1974, principally as a regulator, and in various aspects of credit review, credit administration, underwriting and approval. He has served in various management capacities including Chief Credit Officer, and in the loan review, underwriting and approval functions with large regional banks. He has served in his current capacity as Senior Vice President and Chief Executive Officer since March 2001. Mr. Roberts resides in Lake Mary, Florida.

Gregory E. Smith joined Federal Trust and the Bank in April 2003, as its Executive Vice President and Chief Financial Officer. He has worked in both large and small commercial banks and savings associations in Florida since 1979. His prior banking experience includes being President, Chief Operating Officer, Chief Financial Officer and director. Mr. Smith is a CPA and he started his career with a large CPA firm in New York, where he was a bank specialist. Mr. Smith resides in Winter Springs, Florida.

James V. Suskiewich has been a director of Federal Trust since 1994 and is currently Chairman of the Board. He has served as President and Chief Executive Officer of Federal Trust since July 1996. Since January 1993, he has been President, Chief Executive Officer and a director of the Bank. Mr. Suskiewich resides in Lake Mary, Florida.

DESCRIPTION OF BUSINESS

General

Federal Trust was organized in February 1989 for the purpose of becoming the unitary savings and loan holding company of the Bank, a federally-chartered stock savings bank. Our executive office is located at 312 West First Street, Sanford, Florida 32771 and our telephone number is (407) 323-1833.The principal source of our revenues on an unconsolidated basis is earnings of the Bank. Various regulatory restrictions and tax considerations limit, directly or indirectly, the amount of dividends the Bank can pay to us. In addition, federal law restricts the Bank in the making of investments in or loans to us or our affiliates. See “Regulation and Supervision.”

Subsidiary

Federal Trust Bank is chartered as a Federal-stock savings bank and is primarily engaged in the business of obtaining funds in the form of deposits and FHLB advances and investing such funds in permanent loans on residential and commercial real estate, in various types of commercial, construction and consumer loans and in investment securities.

The FDIC, an agency of the United States Government, insures through the Savings Association Insurance Fund (“SAIF”), all depositors of the Bank up to $100,000 in accordance with the rules and regulations of the FDIC. The Bank is subject to comprehensive regulation, examination and supervision by the OTS and the FDIC, which is intended primarily for the benefit of depositors. See “Regulation and Supervision.”

Other Entity

In September 2003, Federal Trust Statutory Trust I (the “Statutory Trust I”) was formed for the sole purpose of issuing $5,000,000 of trust preferred securities. In accordance with Financial Accounting Standards Interpretation No. 46 “Consolidation of Variable Interest Entities” (as revised December 2003), Federal Trust accounts for the Statutory Trust I under the equity method of accounting.

Critical Accounting Policies

Our financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, we use our best judgment to arrive at the carrying value of certain assets. The most critical accounting policy we applied is related to the valuation of the loan portfolio.

A variety of factors impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, the valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.

We believe that the determination of the allowance for loan losses represents a critical accounting policy. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. Credit losses are charged and recoveries are credited to the allowance. Provisions for loan losses are based on our review of the historical loan loss experience and such factors which, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriate allowance level consists of several key elements described below.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on our estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flows, and available legal options. Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan” as amended. Any specific reserves for impaired loans are measured based on the fair market value of the underlying collateral. We evaluate the collectibility of both principal and interest when assessing the need for a special reserve. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

Homogenous loans, such as residential mortgage loans, are not individually reviewed by management. Reserves are established for each pool of loans based on the delinquency trends and expected net charge-offs. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions or loss recognition. Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and our internal credit review function. An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Specific reserves on individual loans and historical loss rates are reviewed throughout the year and adjusted as necessary based on changing borrower and collateral conditions and actual collection and charge-off experience.

Based on the procedures discussed above, we believe that our allowance for loan losses was adequate to absorb estimated loan losses associated with the loan portfolio at March 31, 2004 and December 31, 2003. Actual results could differ from these estimates. However, since the allowance is affected by our judgment and uncertainties, there is the likelihood that materially different amounts would be reported under different conditions or assumptions. To the extent that the economy, collateral values, reserve factors, or the nature and volume of problem loans change, we may need to adjust the provision for loan losses. Material additions to our provision for loan losses would result in a decrease in net earnings and capital.

The allowance for loan losses is also discussed as part of “Results of Operations” and in Note 3 to the consolidated financial statements. The significant accounting policies are discussed in Note 1 to the consolidated financial statements.

Operating Strategy

Our current operating strategy is to build a community bank branch network serving Central Florida through the origination and bulk purchase of residential mortgage loans, and expansion of a commercial loan portfolio. Residential loans are typically secured by a first mortgage on a dwelling and commercial loans are secured by real estate and, where appropriate, the working assets of the borrower (such as accounts receivable, inventory, and equipment). To a lesser extent, we provide loans to consumers secured by the equity in their homes.

Our lending activities are funded through core deposit generation fostered by branch expansion, borrowings form the Federal Home Loan Bank, and in the secondary market when rates are favorable. To the extent possible, we attempt to control interest rates paid on deposits; however, outside factors such as economic, environmental, competitive and liquidity needs will have an effect on the cost of deposits. Our principal sources of earnings are interest on loans, securities, and overnight deposits, fees on checking and loan accounts and sales of loans and investments held for sale. Our principal expenses are interest paid on deposits and other borrowings and operating expenses.

Market Area and Competition

We have six full-service branch offices located in: Sanford, Winter Park, New Smyrna Beach, Casselberry, Deltona and Orange City, Florida. Sanford, which is located approximately 20 miles northeast of downtown Orlando, is the second largest city in Seminole County and is the County seat. The City of Winter Park is located 13 miles southeast of Sanford and approximately 7 miles northeast of downtown Orlando, in the heart of the greater metropolitan Orlando area which encompasses Orange, Seminole, Lake, and Osceola Counties in Central Florida. The total population of the four County area is estimated at 1.6 million, with the majority in Orange and Seminole Counties. Casselberry is located in Seminole County between our Sanford and Winter Park Offices. New Smyrna Beach is located in Volusia County on the Atlantic Ocean approximately 33 miles northeast of our Sanford office and 15 miles south of Daytona Beach, Florida. Deltona and Orange City are both located in the western part of Volusia County along the Interstate 4 corridor between Orlando and Daytona Beach. Our administrative and operations offices are located in Sanford.

Our primary market area is Orange, Seminole and Volusia Counties. Although best known as a tourist destination, with over 20 million visitors a year, the Central Florida area has become a center for industries such as aerospace and defense, electro-optics and lasers, computer simulated training, computer networking and data management. In addition, motion picture production, professional and amateur sports, and distribution make the local economy more diverse each year. Many companies, including some in the Fortune 500, have chosen the greater Orlando area as a base for corporate, regional, and divisional headquarters. The area is also home to the University of Central Florida, the second largest state university in Florida, with an enrollment of 36,000, one of the fastest growing schools in the state university system, as well as Valencia Community College and Seminole Community College whose combined enrollment exceeds 85,000. Winter Park is home to Rollins College, the oldest college in Florida founded in 1885. In addition, Stetson University, Florida’s first private university, is located in Volusia County.

We experience substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are customer service, branch locations and interest rates. Direct competition for deposits comes from other savings institutions, commercial banks and nontraditional financial service providers, including insurance companies, consumer finance companies, brokerage houses and credit unions. Additional significant competition for deposits comes from corporate and government securities and money market funds. The primary factors in competing for loans are loan structure, interest rates and loan origination points. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage bankers, insurance companies and real estate investment trusts.

Consolidation within the banking industry, and in particular within Florida, has been dramatic over the past eight years. As of June 30, 2003, the four largest banking institutions in the state controlled approximately 50% of the bank deposits. In 1994, the four largest controlled less than 29% of the deposits.

Geographic deregulation also has had a material impact on the banking industry. Legislation in Florida and on the national level has removed most of the final barriers to interstate banking. Under Florida Law, bank holding companies are permitted to acquire existing banks across state lines. A bank holding company may now consolidate its interstate subsidiary banks into branches and merge with a bank in another state, depending on state laws.

Lending Activities

General. Our residential lending includes the origination and purchase of mortgage loans for purchasing or constructing residential real property, primarily secured by first liens on such property. These loans are typically conventional loans which are not insured by the Federal Housing Agency (FHA) or partially secured by the Veterans Administration (VA). Loans with fixed rates beyond five years are generally sold into the secondary market. Loans with fixed rates of five years or less are considered for portfolio. Interest rates for construction loans are tied to the prime rate and float daily during the construction period and are fixed upon completion. To a lesser extent, we also make home equity loans which generally float daily with the prime rate. Other consumer related loans are savings loans secured by certificates of deposit at an interest rate above the rate paid on the certificate.

As part of our strategy, we have emphasized commercial lending during the past three years. Commercial loans are comprised of loans to small businesses secured by real estate used in the enterprise and, where appropriate, the working assets of the business. We also make commercial real estate loans for the acquisition and development of undeveloped land, and income producing properties. Commercial loans are priced on a floating prime rate basis or fixed at repricing intervals not to exceed five years. As a matter of policy, commercial loans are guaranteed by the borrowers’ principals.

Credit Risk. Since our primary business is the origination and acquisition of loans, that activity entails potential credit losses, the magnitude of which depends on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While guidelines have been instituted and credit review procedures have been put in place to protect us from credit losses, some losses may inevitably occur.

Short-term balloon mortgage loans are sometimes used to allow borrowers the option of waiting until interest rates are more favorable for a long-term fixed rate loan. If interest rates rise, these loans may require renewals if borrowers fail to qualify for a long-term fixed rate loan at maturity. There is no assurance, however, that a borrower’s income will be sufficient to service the renewal. In making short-term balloon loans, we require lower loan to value ratios or additional collateral to cover the general risk with this type of loan.

We conduct business as a savings and loan holding company, and our principal asset is the capital stock of the Bank. As a savings and loan holding company, we have greater flexibility than the Bank to diversify and expand its business activities, either through newly formed subsidiaries or through acquisitions.

The principal source of our revenues on an unconsolidated basis is earnings of the Bank. Various regulatory restrictions and tax considerations limit, directly or indirectly, the amount of dividends the Bank can pay to us. In addition, federal law restricts the Bank in the making of investments in or loans to us or our affiliates. See “Regulation and Supervision.”

Loan Portfolio Composition. Our net loan portfolio, which is total loans plus premiums paid for loans purchased less loans in process, deferred loan origination fees and costs and allowance for loan losses, totaled $413.9 million at March 31, 2004, representing 86% of total assets at such date, and $398.4 million at December 31, 2003, representing 85% of total assets at such date. At December 31, 2002, our net loan portfolio was $308.6 million or 84% of total assets.

Residential mortgage loans, not including construction loans, comprise the largest group of loans in our loan portfolio, amounting to $305.6 million or 73.4% and $302.1 million or 75.4% of the total loan portfolio at March 31, 2004, and December 31, 2003, respectively. We offer fixed-rate and ARM loans with maturities up to 30 years. As of March 31, 2004, and December 31, 2003, approximately 89% and 86%, respectively, of these loans were ARM loans and 11% and 14%, respectively, of these loans were fixed-rate. Fixed-rate loans are generally underwritten to secondary market standards to ensure liquidity and interest rate risk protection.

Commercial real estate loans, including land loans, amounted to $89.6 million or 21.5% and $78.2 million or 19.5% of the total loan portfolio at March 31, 2004 and December 31, 2003, respectively. Commercial real estate loans consist of $47.4 million of loans secured by other non-residential property and $30.8 million of loans secured by land which is developed or being developed as of December 31, 2003.

Construction loans amounted to $7.1 million or slightly less than 2% of total loans at both March 31, 2004 and December 31, 2003. We make residential and commercial real estate construction loans usually on property throughout Central Florida.

At March 31, 2004 and December 31, 2003, consumer loans, consisting of installment loans and savings account loans, amounted to $930,000 and $864,000 or 0.2%, respectively, of the total loan portfolio.

Commercial loans at March 31, 2004 and December 31, 2003, amounted to $13.4 million or 3.2% and $12.4 million or 3.1%, respectively, of total loans. Commercial loans are generally secured by the assets of the borrower including accounts receivable, inventory, fixed assets and company owned real estate, and are also usually guaranteed by the owners.

The following table sets forth information on our loan portfolio by type.

	At March 31,		At December 31,
	2004		2003		2002		2001		2000		1999
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
			(Dollars in thousands)
Mortgage loans:
Residential	$305,625	73.4%	$302,083	75.4%	$246,234	79.2%	$203,729	74.3%	$164,387	70.4%	$141,137	71.9%
Commercial	89,644	21.5	78,209	19.5	44,766	14.4	32,315	11.8	28,343	12.1	20,981	10.7
Construction	7,125	1.7	7,079	1.8	12,258	3.9	32,212	11.7	35,014	15.0	31,518	16.1

Total mortgage loans	402,394	96.6	387,371	96.7	303,258	97.5	268,256	97.8	227,744	97.5	193,636	98.7
Consumer loans	930.2		864.2		969.3		3,111	1.1	4,436	1.9	2,676	1.3
Commercial Loans	13,419	3.2	12,389	3.1	6,768	2.2	3,078	1.1	1,505	0.6	—	—

Total loans	416,743	100.0%	400,624	100.0%	310,995	100.0%	274,445	100.0%	233,685	100.0%	196,312	100.0%

Add (deduct):
Loans in process	(3,272)		(2,790)		(3,189)		(10,813)		(10,885)		(9,967)
Net premiums, discounts, deferred fees and costs	3,680		3,346		2,902		2,320		1,729		1,753
Allowance for loan losses	(3,283)		(2,779)		(2,110)		(1,765)		(1,634)		(1,438)

Net loans	$413,868		$398,401		$308,598		$264,187		$222,895		$186,660

Contractual Repayments. Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their average contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates. As of both March 31, 2004 and December 31, 2003, we had $7.1 million in construction loans, the majority of which mature in one year or less.

The following table shows the contractual maturities of the Bank’s loan portfolio. Loans that have adjustable rates are shown as amortizing to final maturity rather than when the interest rates are next subject to change. The table does not include prepayments or scheduled principal repayments.

	Mortgage Loans		Consumer Loans	Commercial Loans	Total Loans Receivable
	Residential	Other
	(In thousands)
At March 31, 2004:
Amounts due:
Within 1 year	$7,508	$14,327	$249	$8,800	$30,884

1 to 3 years	6,762	22,400	101	1,975	31,238
3 to 5 years	19,843	39,822	497	2,498	62,660
5 to 10 years	5,717	5,824	83	146	11,770
10 to 20 years	14,412	7,759	—	—	22,171
Over 20 years	251,383	6,637	—	—	258,020

Total due after 1 year	298,117	82,442	681	4,619	385,859

Total amounts due	$305,625	$96,769	$930	$13,419	$416,743

At December 31, 2003:
Amounts due:
Within 1 year	$5,364	$5,872	$244	$8,062	$19,542

1 to 3 years	223	20,557	32	975	21,787
3 to 5 years	763	35,045	511	3,352	39,671
5 to 10 years	29,024	10,562	77	—	39,663
10 to 20 years	14,949	4,478	—	—	19,427
Over 20 years	251,760	8,774	—	—	260,534

Total due after 1 year	296,719	79,416	620	4,327	381,082

Total amounts due	$302,083	$85,288	$864	$12,389	$400,624

Loans Due After March 31, 2005 and December 31, 2004. The following table sets forth the dollar amount of all loans due after March 31, 2005 and December 31, 2004, respectively, classified according to whether such loans have fixed or adjustable interest rates.

(Table to follow this page)

	Due after March 31, 2005
	Fixed	Adjustable	Total
	(In thousands)
At March 31, 2004:
Mortgage loans:
Residential	$31,710	$266,407	$298,117
Other	21,551	60,891	82,442

Consumer loans	351	330	681
Commercial loans	4,619	—	4,619

Total	$58,231	$327,628	$385,859

	Due after December 31, 2004
	Fixed	Adjustable	Total
	(In thousands)
At December 31, 2003:
Mortgage loans:
Residential	$49,126	$247,593	$296,719
Other	34,109	45,307	79,416

Consumer loans	362	258	620
Commercial loans	4,327	—	4,327

Total	$87,924	$293,158	$381,082

Purchase, Origination, and Sale of Loans. Historically, Florida has experienced a rate of population growth in excess of national averages. However, the real estate development and construction industries in Florida have been sensitive to cyclical changes in economic conditions and the demand for and supply of residential units. Our real estate mortgage loan origination volume could be affected by changes in interest rates and in the real estate development and construction industries.

Our loan portfolio consists of purchased and originated loans. When loans are acquired in the secondary market, we generally purchase loan packages of $5 million to $25 million of single-family residential mortgages, comprised of new and seasoned adjustable rate mortgage (“ARM”) loans. While we prefer to purchase loan packages comprised of Florida real estate, because of pricing and the limited number of Florida loan packages that are available, we also purchase packages of loans outside of Florida. The loan packages undergo an individual loan underwriting review prior to purchase.

Loans that we originate are generally on real estate located in our primary lending area of Central Florida. Sources for residential mortgage loan originations include direct solicitation by employed loan originators, depositors, other existing customers, advertising and referrals from real estate brokers, mortgage brokers and developers. Our residential mortgage loans are originated in accordance with written underwriting standards approved by the Board of Directors. Most fixed rate loan originations are eligible for sale to Fannie Mae and other investors in the secondary market. In addition, if the size of a particular loan request exceeds our legal or internal lending limit, we may seek to sell a participation in that loan to a correspondent bank. From time to time, we also purchase participations from our correspondents.

Consumer loan originations are attributable largely to depositors and walk-in customers and referrals, while commercial and commercial real estate loan originations are primarily attributable to our loan officers and referrals. All loan applications are evaluated by staff at the administrative and operations office in Sanford to ensure compliance with our underwriting standards. See “Lending Activities - Loan Portfolio Composition - Loan Underwriting Policies.”

The following table sets forth the amount of loans originated, purchased, sold and repaid during the periods indicated (in thousands).

	Three Months Ended March 31,		For the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Originations:
Mortgage loans:
Loans on existing property	$18,311	$12,127	$55,310	$79,373	$70,969	$56,575	$29,804
Construction loans	2,328	1,472	9,787	27,674	64,437	41,513	22,670

Total mortgage loans	20,639	13,599	65,097	107,047	135,406	98,088	52,474
Commercial loans	4,400	2,217	12,373	33,077	5,751	14,834	9,311
Consumer loans	186	305	701	529	2,469	2,161	1,108

Total loans originated	25,225	16,121	78,171	140,653	143,626	115,083	62,893
Purchases	31,160	61,471	176,828	97,897	53,933	29,802	55,177

Total loans originated and purchased	$56,385	$77,592	$254,999	$238,550	$197,559	$144,885	$118,070

Sales and principal repayments:
Loans sold	(8,652)	(7,142)	(39,560)	(28,072)	(33,764)	(24,598)	(30,431)
Principal repayments	(31,614)	(21,998)	(125,810)	(173,928)	(123,035)	(82,914)	(50,773)

Total loans sold and principal repayments	$(40,266)	$(29,140)	$(165,370)	$(202,000)	$(156,799)	$(107,512)	$(81,204)

Increase in total loans (before net items)	$16,119	$48,452	$89,629	$36,550	$40,760	$37,373	$36,866

Loan Underwriting. Lending activities are subject to underwriting standards and loan origination procedures prescribed by our Board of Directors and management. Loan applications are obtained to determine the borrowers’ ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Our lending policy for real estate loans requires that collateral be appraised by an independent, outside appraiser approved by the Board of Directors.

Loans are approved at various management levels up to and including the Loan Committee of the Board of Directors. Loan approvals are made in accordance with a “Chart of Delegated Authority” approved by our Board of Directors. Generally, loans less than $300,000 are approved jointly by authorized officers and underwriters. Loans in excess of $300,000 to $2,000,000 require the concurrence of three or more authorized officers. Loans greater than $2,000,000 require approval of the Board of Directors’ Loan Committee. For loan approvals, the aggregate loans to the borrower and their related interest are used for determination of the appropriate lending authority required for any new loans or renewals.

To ensure that underwriting standards and loan policies are being followed, an internal loan review process has been put in place. Additionally, our external auditor and the OTS perform independent testing of the Bank’s underwriting and credit quality.

General Lending Policies. Our policy for real estate loans is to have a valid mortgage lien on real estate securing a loan and to obtain a title insurance policy, which ensures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required.

We are permitted to lend up to 100% of the appraised value of real property securing a mortgage loan. However, if the amount of a conventional, residential loan (including a construction loan or a combination construction and permanent loan) originated or refinanced exceeds 90% of the appraised value, federal regulations require that private mortgage insurance be obtained on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. We originate single-family residential mortgage loans up to a 97% loan-to-value ratio if the required private mortgage insurance is obtained. Loans over 97% loan-to-value ratio, if originated, are under special community support programs or one of the Federal Housing Administration, Veterans Administration or USDA Rural Housing Service or insurance programs. The loan-to-value ratio on a home loan secured by a junior lien generally does not exceed 100%, including the amount of the first mortgage on the collateral. With respect to home loans granted for construction or combination construction/permanent financing, we will lend up to 95% of the appraised value of the property on an “as completed” basis. The loan-to-value ratio on multi-family residential and commercial real estate loans is generally limited to 80% of value. Consumer loans are considered to be loans to natural persons for personal, family or household purposes, and these loans may be unsecured, secured by personal property or secured by liens on real estate which, when aggregated with prior liens, equals or exceeds the appraised value of the collateral property.

The maximum amount that could have been loaned by the Bank to one borrower and the borrower’s related entities at March 31, 2004, was approximately $4.8 million. We have no loans in our portfolio that exceed our loans to one borrower limit.

Federal savings and loan association regulations permit the Bank to invest in loans secured by non-residential or commercial real estate in the aggregate, up to four times our regulatory capital. At March 31, 2004, this limit allowed us to invest in non-residential or commercial real estate loans in an aggregate amount up to $128.2 million. At such date, we had $89.6 million in loans secured by non-residential or commercial real estate.

The risk of non-payment of loans is inherent in all loans. However, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by use of thorough loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower’s credit history, analyze the borrower’s income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. An allowance for loan losses is maintained based upon assumptions and judgments regarding the ultimate collectibility of loans in our portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

Residential Real Estate Loans. We make adjustable or fixed interest rate residential real estate loans to qualified individuals for the purchase of existing single-family residences in our principal markets. We also purchase loan packages in the secondary market. We make these loans in accordance with our underwriting policy which is focused on debt-to-income and loan-to-value ratios, and the borrower’s credit score. We believe our underwriting standards are sufficient to insulate us from fluctuations in real estate market values and will minimize losses that could result from a downturn in the residential real estate market. We sell mortgage loans that do not meet our portfolio criteria in the secondary markets. The risk of these loans depends on our ability to sell the loans to national investors and on the frequency of interest rate changes.

We limit interest rate risk and credit risk on these loans by locking in the interest rate for fixed rate loans with a secondary market investor and receiving the investor’s underwriting approval before originating the loan. Adjustable rate loans are retained for our portfolio when rates and other loan terms are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in our portfolio.

Commercial Real Estate Loans. Commercial real estate loans are offered to developers of both commercial and residential properties, as well as to small businesses. Interest rates may be fixed or adjustable. We manage credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. We evaluate each business on an individual basis. We attempt to reduce credit risks in the commercial real estate loan portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we typically require personal guaranties of the principal owners.

Construction and Development Loans. Construction and development loans are made on both a pre-sold and speculative basis, and are generally at a floating interest rate. If the borrower has entered into an arrangement to sell the property prior to beginning construction, we consider the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, we consider the loan to be on a speculative basis. We make residential and commercial construction loans to builders and developers, as well as to consumers who have contracted with an approved builder. We generally limit the term of most construction and development loans to 18 months, although we may structure the payments based on a longer amortization basis. We base speculative loans on the borrower’s financial strength, cash flow position and market dynamics, such as absorption rates. Loan proceeds are disbursed based on the percentage of completion and only after an approved inspector certifies that the work is completed. These loans generally command higher rates and fees commensurate with the risks warranted in the construction loan field. The risk in construction lending depends upon the performance of the builder in building the project to the plans and specifications of the borrower and our ability to administer and control all phases of the construction disbursements. Upon completion of the construction, we typically convert construction loans to permanent loans.

Commercial Loans. This category includes loans made to business entities for a variety of business purposes. We place particular emphasis on loans to small to medium-sized professional firms, retail and wholesale businesses, and light industry and manufacturing concerns operating in our principal markets. We consider “small business” to include commercial, professional and retail businesses with annual gross sales of less than $15 million or annual operating profits of less than $5 million. Our commercial loans include term loans and lines of credit with fixed and variable interest rates secured by equipment, inventory, receivables and other assets. We evaluate general business conditions of the local economy and the borrowers’ ability to sell its products and services in order to generate sufficient business profits to repay their loans under the agreed upon terms and conditions. Personal guarantees are obtained from the principals of business borrowers to support further the borrower’s ability to service the debt and reduce the risk of non-payment.

Consumer and Installment Loans. Consumer loans include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile and boat loans and pre-approved lines of credit. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, and the fact that any remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower’s continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Income from Lending Activities/Loan Servicing. Fees are earned in connection with loan commitments and originations, loan modifications, late payments, assumptions related to changes of property ownership and for miscellaneous services related to loans. We also receive fees for servicing loans owned by others. At March 31, 2004, we were servicing $86.6 million in loans for other institutions, which produces servicing income, net of amortization of mortgage servicing rights. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent upon prevailing mortgage interest rates and their effect on the demand for loans in our market area. During 2003, we made a strategic decision to have a third party begin servicing our residential mortgage loans who charges us standard servicing and administration fees for these services.

Loan fees and direct costs typically are charged at the time of loan origination and may be a flat fee or a percentage of the amount of the loan. Under current accounting standards such fees cannot typically be recognized as income and are deferred and taken into income over the contractual life of the loan, using a level yield method. If a loan is prepaid or refinanced, all remaining deferred fees with respect to such loan are taken into income at that time.

Non-performing Loans and Foreclosed Assets. When a borrower fails to make a required payment on a loan, our collection efforts begin with contacting the borrower. If a payment on a loan has not been received by the end of a grace period, notices are sent at that time, with follow-up contacts made thereafter. In most cases, the delinquencies are cured promptly. If the delinquency exceeds 90 days and is not cured through normal collection procedures, more formal measures are instituted to remedy the default, including the commencement of foreclosure proceedings.

If foreclosure is effected, the property is sold at a public auction in which we typically participate as a bidder. If we are the successful bidder, the acquired real estate property is then included in our “foreclosed assets” account until it is sold. Under federal regulations, we are permitted to finance sales of foreclosed assets by “loans to facilitate,” which may involve more favorable interest rates and terms than generally would be granted under our underwriting guidelines. At March 31, 2004, and December 31, 2003, we had no loans to facilitate.

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued, but unpaid interest is deducted from interest income. Our policy is to not accrue interest on loans past due 90 days or more.

Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as foreclosed assets until they are sold. When assets are acquired, they are recorded at the lower of cost or fair value less estimated selling costs at the date of acquisition and any write-down resulting therefrom, is charged to the allowance for losses on loans.

The following table sets forth certain information regarding our non-accrual loans and foreclosed assets, the ratio of such loans and foreclosed assets to total assets as of the date indicated, and certain other related information.

	At March 31,	At December 31,
	2004	2003	2002	2001	2000	1999
		(Dollars in thousands)
Non-accrual loans
Mortgage loans:
Construction	$229	$229	$293	$418	$248	$—
Residential	3,565	6,167	5,221	2,629	1,999	2,027
Commercial	—	—	—	481	773	629

Total mortgage loans	3,794	6,396	5,514	3,528	3,020	2,656

Commercial loans	—	—	—	39	—	—
Consumer loans	—	—	65	22	23	—

Total non-accrual loans	$3,794	$6,396	$5,579	$3,589	$3,043	$2,656

Total non-accrual loans to total loans	0.9%	1.6%	1.8%	1.3%	1.4%	1.4%

Total non-accrual loans to total assets	0.8%	1.4%	1.5%	1.2%	1.2%	1.3%

Total allowance for loss to total non-accrual loans	86.5%	43.4%	37.8%	49.2%	53.7%	54.1%

Foreclosed assets:
Assets acquired by foreclosure	$694	$1,007	$858	$714	$431	$295

Total foreclosed assets	$694	$1,007	$858	$714	$431	$295

Total non-accrual loans and foreclosed assets to total assets	0.9%	1.6%	1.7%	1.4%	1.4%	1.4%

At March 31, 2004, we had no accruing loans which were contractually past due 90 days or more as to principal and interest and no troubled debt restructurings as defined by Statement of Financial Accounting Standards No. 15. Nonaccrual loans for which interest has been reduced totaled approximately $3.8 million, $6.4 million, $5.6 million and $3.6 million at March 31, 2004, December 31, 2003, 2002 and 2001, respectively. Interest income that would have been recorded under the original terms of nonaccrual loans and interest income actually recognized is summarized below (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003
Interest income that would have been recorded	$83	$109	$468
Interest income recognized	(43)	(7)	(111)

Interest income foregone	$40	$102	$357

Classified Assets – Potential Problem Loans. Federal regulations and the Bank’s policies require the classification of loans and other assets, such as debt and equity securities, considered to be of lesser quality as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. In addition, the Bank’s policies require that assets which do not currently expose the insured institution to sufficient risk to warrant classification as substandard but possess other weaknesses be designated “special mention” by management.

If an asset is classified, the estimated fair value of the asset is determined and if that value is less than the then carrying value of the asset, the difference is established as a specific reserve. If an asset is classified as loss, the amount of the asset classified as loss is reserved. General reserves or general valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities but, unlike specific reserves, are not allocated to particular assets.

No assets were classified “doubtful” or “loss” at March 31, 2004, or December 31, 2003. The following table sets forth information concerning the number and dollar amount of assets classified as “special mention” or “substandard:”

	Special Mention		Substandard
	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2004:
Loans	6	$1,202	57	$4,975

At December 31, 2003:
Loans	8	$1,128	78	$8,249

Provisions for Loan Losses

A provision for loan losses is generally charged to earnings based upon management’s evaluation of the inherent losses in our loan portfolio. During the three months ended March 31, 2004, we made a provision of $550,000 based on its evaluation of the loan portfolio, compared to a provision of $220,000 made in the comparable period in 2003. The increase is primarily a result of an increase in total loans outstanding as well as an increase in the percentage of commercial loans in our portfolio. During 2003, our gross loans increased by $89.8 million and we charged $650,000 to our provision for loan losses. Also during 2003, we recognized $31,000 in charge-offs against our allowance, but collected $50,000, in recoveries from prior charge-offs.

Although we believe that our present allowance for loan losses is adequate as of March 31, 2004, the provisions are based on the current and anticipated future operating conditions, thereby causing these estimates to be susceptible to changes that could result in a material adjustment to results of operations in the near term. The amount needed in the allowance for loan losses is based on the particular circumstances of the individual non-performing loans, including the type, amount, and value of the collateral, if any. In addition, the overall composition and amount of the performing loans in the portfolio at the time of evaluation is considered to determine the adequacy of the allowance, and, as a result, will vary over time. Although more emphasis is being placed on originating new commercial real estate loans, the composition of our loan portfolio continues to be concentrated primarily on residential mortgage loans, which tend to have a lower risk of loss. Loan repayments are dependent on loan underwriting and also on economic, operating and other conditions that may be beyond our control. Therefore, actual losses in future periods could differ materially from amounts provided in the current period and could result in a material adjustment to operations.

In addition to the continuing internal assessment of the loan portfolio, our loan portfolio is subject to examination by the OTS, which will periodically review the loan portfolio and assess the adequacy of the allowance for loan losses.

During 2003, our total non-accrual loans increased by approximately $817,000, however nonaccrual loans decreased by $2.6 million, or 41%, in the first quarter of 2004.

Allowance for Losses on Loans

When establishing our allowance for loan losses, a number of factors are considered. For loan loss purposes, the loan portfolio is segregated into the following broad segments: residential real estate loans to United States citizens; residential real estate loans to foreign borrowers; commercial real estate loans; and commercial business and other loans. A general allowance for losses is then provided for each of the aforementioned categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to bring the allowance for loan losses to the required level as determined above.

The allowance for loan losses at December 31, 2003, was $2.8 million, or 43.4% of non-performing loans and 0.70% of total loans net of loans in process (“LIP”), compared to $2.1 million, or 37.8% of non-performing loans and 0.69% of total loans net of LIP at December 31, 2002. At March 31, 2004, the allowance was $3.3 million or 86.5% of non-performing loans and 0.79% of total loans net of LIP. The allowance at both dates consisted of reserves for the performing loans in the portfolio and reserves against certain loans based on management’s evaluation of these loans. As the size of the total loan portfolio and the amount of commercial real estate loans in the portfolio increases, the allowance will be adjusted accordingly.

Although we believe that we use the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to our allowance for loan losses will be the result of periodic loan, property, and collateral reviews and thus cannot be predicted in advance. In addition, the OTS, as an integral part of its examination process, periodically reviews our allowance for loan losses. The OTS may require us to recognize additions to the allowance level based upon their judgment of the information available to them at the time of their examination.

The following table sets forth information with respect to our allowance for loan losses during the periods indicated. The allowances shown in the table below should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or proportions or that the allowance indicates future charge-off amounts or trends (Dollars in thousands).

	At March 31,	At December 31,
	2004	2003	2002	2001	2000	1999
Average loans outstanding, net of LIP	$412,119	$366,488	$279,934	$245,069	$214,755	$176,152

Allowance at beginning of year	2,779	2,110	1,765	1,634	1,438	1,136

Charge-offs:
Residential real estate loans	—	(30)	(173)	(211)	(150)	(36)
Construction loans	—	—	(10)	(27)	—	—
Commercial real estate loans	—	—	—	—	—	(3)
Commercial loans	(48)	—	(39)	(187)	—	—
Consumer loans	—	(1)	(36)	—	—	—

Total loans charged-off	(48)	(31)	(258)	(425)	(150)	(39)

Recoveries	2	50	158	16	17	21

Net (charge-offs) recoveries	(46)	19	(100)	(409)	(133)	(18)
Provision for loan losses	550	650	445	540	329	320

Allowance at end of year	$3,283	$2,779	$2,110	$1,765	$1,634	$1,438

Ratio of net (recoveries) charge-offs to average loans outstanding	.01%	(.01)%	.04%	.17%	.06%	.01%

Ratio of allowance to period-end total loans, net of LIP	.79%	.70%	.69%	.67%	.73%	.77%

Period-end total loans, net of LIP	$413,471	$397,834	$307,806	$263,632	$222,800	$186,345

The following table represents information regarding our total allowance for losses, as well as the allocation of such amounts to the various categories of loans ($ in thousands).

	At March 31,		At December 31,
	2004		2003		2002		2001		2000		1999
		% of Loans to Total		% of Loans to Total		% of Loans to Total		% of Loans to Total		% of Loans to Total		% of Loans to Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Residential real estate loans	$2,353	73.4%	$1,886	75.4%	$1,409	79.2%	$1,097	74.3%	$723	70.4%	$713	71.9%
Commercial and commercial real estate loans	862	24.7	825	22.6	566	16.6	456	12.9	750	12.7	550	10.7
Construction and consumer loans	68	1.9	68	2.0	135	4.2	212	12.8	161	16.9	175	17.4

Total allowance for loan losses	$3,283	100.0%	$2,779	100.0%	$2,110	100.0%	$1,765	100.0%	$1,634	100.0%	$1,438	100.0%

Investment Activities

Mortgage-Backed Securities. We purchase mortgage-backed securities and other collateralized mortgage obligations, which are guaranteed as to principal and interest by FNMA and FHLMC, agencies of the Federal government. We also purchased mortgage-backed securities issued by entities that are not Federal government agencies. The securities are permissible investments for a savings institution and were acquired primarily for their liquidity, yield, and credit characteristics. Such securities may be used as collateral for borrowings. The mortgage-backed securities are backed by either fixed-rate or adjustable-rate mortgage loans. At December 31, 2003, these securities totaled $15.8 million and had decreased to $14.9 at March 31, 2004.

Other Investments. We also purchases municipal bonds, corporate equity and debt securities and are required to invest in the FHLB common stock. At March 31, 2004, and December 31, 2003, we did not have any securities pledged to the FHLB as collateral under its short-term credit agreement.

The following table sets forth the carrying values of our total investments and liquidity as of the dates indicated (Dollars in thousands).

	At March 31,	At December 31,
	2004	2003	2002	2001
	(Unaudited)
Short-term investments:
Interest-earning deposits	$756	$666	$14,515	$8,608

Debt securities:
Government agency	6,005	1,963	—	—
Municipal bonds	3,164	5,988	205	2,097
Corporate debt	—	—	2,164	—

Mortgage-backed securities	14,893	15,755	11,725	7,496

Equity securities:
FHLB stock	5,370	5,660	2,860	3,075
Corporate equity	10,020	9,909	7,426	4,355

Total investment portfolio	$40,208	$39,941	$38,895	$25,631

The following table sets forth the remaining maturity and weighted-average yields:

	Less than One Year		Five Through Ten Years		More than Ten Years		Total
	Value	Carrying Yield	Value	Carrying Yield	Value	Carrying Yield	Value	Carrying Yield
	($ in thousands)
At March 31, 2004:

Interest-earning deposits	$756	1.10%	$—	—%	$—	—%	$756	1.10%
FHLB stock	5,370	3.50	—	—	—	—	5,370	3.50
Government agency securities	—	—	6,005	3.45	—	—	6,005	3.45
Municipal bonds	—	—	—	—	3,164	4.83	3,164	4.83

Mortgage-backed securities							14,893	4.52
Corporate equity securities							10,020	4.83

	$6,126	3.20%	$6,005	3.45%	$3,164	4.83%	$40,208	4.26%

At December 31, 2003:

Interest-earning deposits	$666	1.00%	$—	—%	$—	—%	$666	1.00%
FHLB stock	5,660	3.50	—	—	—	—	5,660	3.50
Government agency securities	—	—	1,963	2.81	—	—	1,963	2.81
Municipal bonds	—	—	—	—	5,988	4.92	5,988	4.92

Mortgage-backed securities							15,755	4.57

Corporate equity securities							9,909	4.91

	$6,326	3.24%	$1,963	2.81%	$5,988	4.92%	$39,941	4.40%

	Less than One Year		Five Through Ten Years		More than Ten Years		Total
	Value	Carrying Yield	Value	Carrying Yield	Value	Carrying Yield	Value	Carrying Yield
	(Dollars in thousands)

At December 31, 2002:
Interest-earning deposits	$14,515	1.00%	$—	—%	$—	—%	$14,515	1.00%
FHLB stock	2,860	5.00	—	—	—	—	2,860	5.00
Corporate debt security	—	—	2,164	9.33	—	—	2,164	9.33
Municipal bonds	—	—	205	4.63	—	—	205	4.63

Mortgage-backed securities							11,725	4.90
Corporate equity securities							7,426	5.38

	$17,375	1.57%	$2,369	8.92%	$—	—%	$38,895	5.51%

Impact of Interest Rates on the Investment Portfolio. From 2001 through the first half of 2003, both long and short term interest rates moved steadily lower as a result of Federal Reserve action, the weak global economy, terrorist activities and the overseas military actions. As interest rates fell, all financial institutions experienced a dramatic increase in residential loan refinancing activity coupled with a general slowdown in commercial loan originations. During this period, we also experienced a similar increase in prepayments in our mortgage-backed securities portfolio. To replenish our investment portfolio, we purchased other mortgage-backed investments which generally had lower yields than the previous issues.

In the second half of 2003, long-term interest rates increased from the June 2003 lows, while the Federal Reserve kept short-term rates at historical lows. The increase in market rates in the second half of 2003 resulted in a decrease in the market value of our investment portfolio. At December 31, 2003, we had unrealized pretax losses of $511,000 in our investment portfolio, as compared to unrealized pretax gains of $24,000 at December 31, 2002. At March 31, 2004, we had unrealized pretax losses of $26,000 in the investment portfolio. Management does not consider the unrealized loss at March 31, 2004, to be a permanent impairment of value of the portfolio.

As a condition of our membership in the FHLB we are required to own FHLB stock. The amount of FHLB stock that we own is based in part on the level of our outstanding FHLB advances. At March 31, 2004 and December 31, 2003, our investment in FHLB stock was $5.4 million and $5.7 million, respectively. The other investments in the portfolio, with the exception of the corporate equity securities, are eligible for inclusion in our liquidity base when calculating our regulatory liquidity requirement.

Sources of Funds

General. Deposits are our primary source of funds for use in lending, investments and for other general business purposes. In addition to deposits, funds are obtained from normal loan amortization and prepayments, and from operations. Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general market interest rates and economic conditions. FHLB borrowings are used on a short-term basis to compensate for seasonal or other reductions in normal sources of funds. FHLB borrowings are also used on a longer term basis to support expanded lending or investment activities.

Borrowings by Federal Trust can also be used by the Bank as an additional source of capital. At March 31, 2004, there was approximately $4.0 million in debt in Federal Trust that is utilized as equity capital by the Bank.

Deposits. Our primary deposit products include fixed-rate certificate accounts, money-market deposit accounts and both noninterest and interest-bearing transaction accounts. We have a number of different programs that are designed to attract both short-term and long-term deposits.

Deposits have generally been obtained from residents in our primary market area and, to a lesser extent, through a network of deposit brokers. The principal methods used to attract “in market” deposit accounts have included offering a wide variety of services and accounts, competitive interest rates and convenient office locations, including access to automated teller machines (“ATMs”) and Internet Banking. We currently operate six ATMs and our customers also have access to the Star7 (previously Honor) and other shared ATM networks. We also offer customers Internet Banking which allows convenient access to their accounts, funds transfer, and bill paying.

The following table shows the distribution of, and certain other information relating to, our deposits by type as of the dates indicated ($ in thousands).

	At March 31,		At December 31,
	2004		2003		2002		2001
	Amount	Percent of Deposits	Amount	Percent of Deposits	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest-bearing checking accounts	$8,270	2.5%	$6,352	2.0%	$6,112	2.2%	$5,135	2.3%
Interest-bearing checking accounts	18,895	5.6	15,566	4.9	12,094	4.3	1,348	0.6
Money-market accounts	76,137	22.7	76,047	24.2	68,893	24.7	32,368	14.4
Savings accounts	8,030	2.4	8,714	2.8	9,319	3.4	1,923	0.8

Subtotal	111,332	33.2	106,679	33.9	96,418	34.6	40,774	18.1

Time deposits:
Less than 1.00%	443	0.1	236	0.1	—	—	—	—
1.00% to 1.99%	105,118	31.3	95,193	30.3	25,963	9.3%	—	—
2.00% to 2.99%	94,699	28.2	84,104	26.7	54,144	19.4	26,283	11.7
3.00% to 3.99%	12,828	3.8	14,588	4.6	52,840	19.0	33,585	14.9
4.00% to 4.99%	7,560	2.3	9,174	2.9	29,319	10.5	69,515	30.8
5.00% to 5.99%	2,307	0.7	2,915	0.9	16,892	6.1	31,206	13.8
6.00% to 6.99%	774	0.2	1,234	0.4	2,355	0.9	22,669	10.1
7.00% to 7.99%	509	0.2	507	0.2	600	0.2	1,368	0.6

Total time deposits	224,338	66.8	207,951	66.1	182,113	65.4	184,626	81.9

Total deposits	$335,570	100.0%	$314,630	100.0%	$278,531	100.0%	$225,400	100.0%

The following table shows the average amount of and the average rate paid on each of the following categories during the periods indicated (Dollars in thousands).

	Three Months Ended March 31,				At December 31,
	2004		2003		2003		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing checking accounts	$7,622	—%	$7,760	—%	$7,102	—%	$5,837	—%	$5,230	—%
Money-market and interest-bearing checking accounts	93,994	1.74	85,285	2.23	92,525	1.91	56,066	2.87	22,880	3.60
Savings	8,537	1.45	9,707	2.06	9,446	1.73	7,621	1.82	1,269	4.33
Time deposits	214,230	2.28	193,088	3.12	188,975	2.73	176,721	3.83	166,453	5.76

Total deposits	$324,383	2.04%	$295,840	2.75%	$298,048	2.38%	$246,245	3.46%	$195,832	5.35%

The variety of deposit accounts that we offer has increased our ability to retain deposits and has allowed us to be competitive in obtaining new funds, although the threat of disintermediation (the flow of funds away from savings institutions into direct investment vehicles such as government and corporate securities) still exists. Our ability to attract and retain deposits and our cost of funds have been, and will continue to be, significantly affected by competition and market interest rates.

On a weekly basis, we review the rates offered by other deposit institutions in our market area and make adjustments to the rates we offer to meet our funding needs and to be competitive with the local market. Our deposits increased to $335.6 million at March 31, 2004, from $314.6 million at December 31, 2003, and $278.5 million at December 31, 2002.

The following table sets forth the amount of outstanding time certificates of deposits of $100,000 and over, maturing as follows (Dollars in thousands):

	At March 31, 2004	At December 31, 2003
Due three months or less	$21,841	$23,473
Due over three months to six months	23,411	21,586
Due over six months to one year	42,718	41,774
Due over one year	40,386	26,687

	$128,356	$113,520

Federal Home Loan Bank Advances. The Bank has an agreement to obtain advances from the FHLB. Such advances may be made pursuant to several different credit programs. Each credit program has its own interest rate based on the range of maturities. The FHLB has limitations on the total amount and terms of advances available to the Bank based on, among other things, asset size, capital strength, earnings and the amount of collateral available to be pledged for such advances. Prepayment of FHLB advances would incur prepayment penalties. At March 31, 2004, and December 31, 2003, we had $100.4 million and $107.7 million, respectively, in borrowings outstanding.

A summary of advances from the FHLB are as follows (Dollars in thousands):

Maturing During the Year Ending December 31,	Interest Rate		At March 31, 2004	At December 31,
				2003	2002
2003	6.39%		$—	$—	$5,000
2003	1.30	(1)	—	—	17,000
2004	1.15	(1)	—	25,500	—
2004	1.25	(1)	8,200	—	—
2005	2.00		25,000	25,000	—
2005	1.70		5,000	—	—
2006	1.24	(2)	5,000	5,000	—
2006	0.58	(1)	—	5,000	—
2006	2.21	(2)	5,000	—	—
2007	5.22		2,200	2,200	2,200
2007	1.26	(2)	5,000	5,000	5,000
2008	1.98	(3)	5,000	5,000	—
2008	1.12	(4)	5,000	5,000	—
2008	1.01	(4)	5,000	5,000	—
2009	2.05	(6)	5.000	—	—
2011	3.73	(5)	25,000	25,000	25,000

			$100,400	$107,700	$54,200

(Footnotes to follow this page)

(footnotes for table on previous page)

(1)	Daily advance – or adjustable rate.
(2)	FHLB has the option to call every three months.
(3)	FHLB has the option to call every three months beginning in January 2005.
(4)	FHLB has the option to call every three months beginning in June 2004.
(5)	FHLB has a one-time call option in December 2004.
(6)	FHLB has a the option to call every three months beginning in February 2006.

The security agreement with FHLB includes a blanket floating lien requiring the Bank to maintain qualifying first mortgage loans as pledged collateral in an amount equal to at least, when discounted at 75% of the unpaid principal balances, 100% of these advances. The FHLB stock is also pledged as collateral for these advances.

The overnight, variable rate advances reprice daily and may be repaid at any time without penalty. Fixed rate advances incur a prepayment penalty if repaid prior to maturity, and the interest rate is fixed for the term of the advance.

Other Borrowings. We had a line of credit agreement with a correspondent bank that permitted the Company to borrow up to $6,000,000. The line of credit bore interest at the prime lending rate plus 50 basis points and was secured by all of the Bank’s common stock. Borrowings under the line of credit agreement were to mature five years after the date of the borrowing. At December 31, 2002 and 2001, the outstanding balances under the line of credit agreement were approximately $915,000 and $2,115,000, respectively.

During 2003, we entered into a new loan agreement with another correspondent bank. Under this agreement, we can borrow up to $6,000,000 under a revolving line of credit (“LOC”) for general operations and up to $2,000,000 on a separate nonrevolving line of credit (“ESOP LOC”) for common stock purchases relating to our Employee Stock Ownership Plan. Both lines are secured by all of the Bank’s common stock and both have interest rates of prime minus 12.5 basis points, as long as the Bank maintains certain loan-to-book value percentages. We used the proceeds from the LOC, in part, to pay off the old line of credit. The following summarizes the balances and other information pertaining to these loans at March 31, 2004, and December 31, 2003 (Dollars in thousands):

	Outstanding Balance	Available Balance	Interest Rate	Interest Due	Principal Due
LOC	$4,212	$1,788	3.875%	Quarterly	Beginning in June 2005 – principal amortizes over a 10 year schedule-due June 2015

ESOP LOC	1,005	995	3.875%	Quarterly	Annual principal repayments of 10% of outstanding balance increasing 5% per year, due in full in June 2009

Total	$5,217	$2,783

Total interest expense on other borrowings for the years ended December 31, 2003, 2002 and 2001, was approximately $137,000, $84,000 and $187,000, respectively. Total interest expense on the borrowings for the first quarter of 2004 was $51,000, compared to $12,000 for the same period in 2003.

Junior Subordinated Debentures. On September 17, 2003, the Statutory Trust I sold adjustable-rate Trust Preferred Securities due September 17, 2033, in the aggregate principal amount of $5,000,000 (the “Trust Preferred Securities”) in a pooled trust preferred securities offering. The interest rate on the Trust Preferred Securities adjusts quarterly, to a rate equal to the then current three-month London Interchange Bank Offering Rate (“LIBOR”), plus 295 basis points (4.06% at March 31, 2004, and 4.12% at December 31, 2003). In addition, Federal Trust contributed capital of $155,000 to the Statutory Trust I for the purchase of the common securities of the Statutory Trust I. We received the proceeds from these sales in exchange for $5,155,000 of its adjustable-rate Junior Subordinated Debentures (the “Debentures”) due September 17, 2033. The Debentures have the same terms as the Trust Preferred Securities. The sole asset of the Statutory Trust I, the obligor on the Trust Preferred Securities, is the Debentures.

We have guaranteed the Statutory Trust I’s payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to, the Trust Preferred Securities. Cash distributions on both the Trust Preferred Securities and the Debentures are payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year.

The Trust Preferred Securities are subject to mandatory redemption: (i) in whole, but not in part, upon repayment of the Debentures at stated maturity or, at the option of Federal Trust, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in the law such that the Statutory Trust I would be considered an Investment Company; and (ii) in whole or in part at any time on or after September 17, 2008 contemporaneously with the optional redemption by Federal Trust of the Debentures in whole or in part. The Debentures are redeemable prior to maturity at our option: (i) on or after September 17, 2008, in whole at any time or in part from time to time; or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in law such that the Statutory Trust I would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

The following table sets forth certain information relating to the Bank’s borrowings at the dates indicated:

(Table to follow this page)

	Three Months Ended March 31,		At or For the Year Ended December 31,
	2004	2003	2003	2002	2001
	($ in thousands)
FHLB advances:
Average balance outstanding	$109,608	$79,635	$95,983	$48,214	$48,300
Maximum amount outstanding at any month end during the period	$117,700	$96,200	$123,200	$54,200	$56,000
Balance outstanding at end of the period	$104,400	$96,200	$107,700	$54,200	$50,000
Weighted average interest rate during the period	2.15%	2.66%	2.44%	4.91%	5.13%
Weighted average interest rate at end of the period	2.27%	2.37%	2.04%	3.05%	4.54%

Other borrowings and junior subordinated debentures:
Average balance outstanding	$13,670	$4,639	$7,091	$1,688	$2,046
Maximum amount outstanding at any month end during the period	$13,682	$6,223	$14,011	$5,915	$2,115
Balance outstanding at end of the period	$13,634	$6,223	$13,706	$3,054	$2,115
Weighted average interest rate during the period	3.96%	4.73%	4.63%	4.98%	7.49%
Weighted average interest rate at end of the period	3.96%	4.70%	3.96%	4.75%	5.25%

Total borrowings:
Average balance outstanding	$123,278	$84,274	$103,074	$49,902	$50,346
Maximum amount outstanding at any month end during the period	$131,382	$102,423	$137,211	$57,615	$58,115
Balance outstanding at end of the period	$118,034	$102,423	$121,406	$55,115	$52,115
Weighted average interest rate during the period	2.38%	3.51%	2.59%	4.91%	5.56%
Weighted average interest rate at end of the period	2.47%	2.51%	2.25%	3.07%	4.57%

Expansion Plans

Beginning in 2001, we commenced our branch expansion campaign to establish our community bank footprint in the central Florida market. The following is a summary of our branch activities.

In June 2001, we opened our first Volusia County Branch, in New Smyrna Beach, in a 1,500 square-foot facility in a retail plaza. The location is situated to service the growing retirement community of New Smyrna Beach.

In February 2002, the Sanford Branch Office, which originally opened in October 1998, relocated to a new 3,000 square-foot facility with three drive-up lanes and a fourth lane which has a drive-up ATM. The new location is next to our corporate headquarters building where the branch originally opened and provides our customers with easier access and extended hours.

In December 2002 the Casselberry Branch Office opened in a new 3,000 square-foot facility with two drive-up lanes and a third lane which has a drive-up ATM. The office is located on Semoran Boulevard (State Road 436) which is a main thorough-fare in Seminole and Orange Counties.

In June, 2003, we opened our second Volusia County Branch in Deltona, Florida, in a 1,500 square-foot, short-term leased facility in a retail plaza. In January 2004, the Company began construction of our permanent Deltona Branch, a 2,500 square-foot free-standing facility located on Dogle Road at a key intersection on an out-parcel of a grocery store and retail plaza. The relocation of the Deltona Branch to the permanent locationwas completed on June 30, 2004.

In October 2003, we opened our third Volusia County Branch in Orange City, Florida, in a 3,000 square-foot free-standing facility with two drive-up lanes and a third lane which has a drive-up ATM. The office is located on Enterprise Boulevard, which is a main commercial artery in Orange City.

At present we have identified three additional branch sites in our primary market area that will provide for our future expansion. One future branch site we currently own is in Port Orange, which is located between New Smyrna and Daytona in eastern Volusia County.

Employees

At March 31, 2004, the Bank had a total of 75 full-time employees, none of whom were full-time employees at Federal Trust . We consider relations with our employees to be excellent.

We currently maintain a comprehensive employee benefit program providing, among other benefits, hospitalization and major medical insurance, long-term disability insurance, life insurance, education assistance, an employee stock ownership plan (“ESOP”) and a 401K Plan. These benefits are considered by management to be very competitive with employee benefits provided by other major employers in our market area. Our employees are not represented by any collective bargaining group.

Other Subsidiaries

At March 31, 2004, Federal Trust had no subsidiaries other than the Bank and its investment in Statutory Trust I. The total equity investment in the Bank at March 31, 2004, was $32.1 million.

Bank Subsidiaries

There are no limits on the amount a savings institution may invest in its operating subsidiaries, either separately or in the aggregate. The Bank had one operating subsidiary, FTB Financial, Inc. (“FTBF”). FTBF, which commenced operations in 1996, engaged in the business of selling insurance annuities, stocks and bond investment products. FTBF ceased operations in September 2003, and had minimal activity over the previous three years. The Bank’s other subsidiary, Vantage Mortgage Service Center, Inc. (“Vantage”) originated residential mortgages (FHA and VA) in Gainesville, Florida, which was a test market. Vantage ceased operations during March 2001, and was dissolved in September 2001.

Legal Proceedings

There are no material pending legal proceedings to which Federal Trust or the Bank is a party, or to which any of their properties are subject.

Monetary Policies

The results of our operations are affected by the credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in United States government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. In view of changing conditions in the national economy and in the financial markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no absolute prediction can be made as to our possible future changes in interest rates, deposit levels, loan demand or our business and earnings.

REGULATION AND SUPERVISION

General

Federal Trust, is a registered unitary savings and loan holding company within the meaning of the Home Owners’ Loan Act (“HOLA”). Federal Trust and the Bank operate in a highly regulated environment. Our business activities, which are governed by statute, regulation and administrative policies, are supervised by a number of federal regulatory agencies, including the OTS, the FDIC and, to a limited extent, the Federal Reserve Board. The following is a brief summary of the more recent legislation which affects Federal Trust and our subsidiaries.

In November 1999, the financial services regulations were significantly reformed with the adoption of the Gramm-Leach-Bliley Act (“GLA”). The GLA provides for the streamlining of the regulatory oversight functions of the various federal banking agencies. Of significance, is the fact that while the GLA permits bank holding companies that are well managed, well capitalized and that have at least a satisfactory Community Reinvestment Act rating to operate as Financial Holding Companies (“FHC”) company.” Non-unitary savings and loan holding companies are now, for the most part, limited to activities permitted by a bank holding company, a multiple savings and loan holding company, or an FHC. Federal Trust, as a unitary savings and loan company, is not limited in its investment authority.

The GLA also requires financial institutions to permit, with few exceptions, their customers to “opt out” of having their personal financial information shared with nonaffiliated third parties. The GLA bars financial institutions from disclosing customer account numbers to direct marketers and mandates that institutions provide annual disclosure to their customers regarding the institution’s privacy policies and procedures. We have chosen to permit our customers to “opt out” if they choose to.

Regulation of the Holding Company

Restrictions on the Acquisition of Savings Institutions. Section 1467a of the HOLA provides that no holding company, “directly or indirectly” or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions, may acquire “control” of an insured savings institution at any time without the prior approval of the OTS. In addition, any holding company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation under HOLA and the regulations promulgated thereunder. “Control” in this context means ownership, control of, or holding proxies representing more than 25% of the voting shares of an insured institution, the power to control in any manner the election of a majority of the directors of such institution, or the power to exercise a controlling influence over the management or policies of the institution.

The OTS also has established certain rebuttable control determinations. An acquiror must file for approval of control with the OTS, or file to rebut the presumptions before surpassing a rebuttable control level of ownership. To rebut the presumption, the acquiror must file a submission with the OTS setting forth the reasons for rebuttal. The submission must be filed when the acquiror purchases more than 25% of any class of voting stock of the savings bank and when they have any of the control factors enumerated in 12 C.F.R. Section 574.4(c) which include, but are not limited to: (i) the acquiror would be one of the two largest shareholders of any class of voting stock; (ii) the acquiror and/or the acquiror’s representative or nominees would constitute more than one member of the savings bank’s Board of Directors; and (iii) the acquiror or nominee or management official of the acquiror would serve as the chairman of the Board of Directors, chairman of the executive committee, chief executive officer, chief operating officer, chief financial officer, or in any similar policy-making authority in the savings bank.

Transactions with Affiliates. The authority of Federal Trust to engage in transactions with related parties or “affiliates” or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act (“FRA”) and Regulation W, adopted thereunder. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in the FRA and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and circumstances, including credit standards, that are substantially the same or at least as favorable to the savings institution as those prevailing at the time for comparable transactions with a non-related party or non-affiliated holding company. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-related parties or non-affiliated companies. Regulation W contains certain exceptions for transactions involving industry credit, loan participations and derivative transactions. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956. Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.

In addition, Sections 22(g) and 22(h) of the FRA and Regulation O (which set limits on extensions of credit to executive officers, directors and 10% shareholders, as well as companies which such persons control) apply to savings institutions. Among other things, such loans must be made on terms, including interest rates, substantially the same as loans to unaffiliated individuals and which involve no more than the normal risk of collectibility. These regulations also place limits on the amount of loans the Bank may make to such persons. These restrictions apply in addition to certain restrictions on transactions with affiliates contained in the OTS regulations.

Support of Subsidiary Depository Institutions. Under OTS policy, Federal Trust is expected to act as a source of financial strength to and to commit resources to support the Bank. This support may be required at times when, in the absence of such OTS policy, Federal Trust might not be inclined to provide such support. In addition, any capital loans by Federal Trust to the Bank must be subordinate in right of payment to depositors and to certain other indebtedness of the Bank. In the event of bankruptcy, any commitment by a holding company to a federal bank regulatory agency to maintain the capital of a subsidiary depository institution will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

Under the FDIA, a depository institution of a holding company, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC, in connection with: (i) the default of a commonly controlled FDIC-insured depository institution; or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution “in danger of default.” “Default” is defined generally as the appointment of a conservator or a receiver and “in danger of default” is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Payment of Dividends. To date, the principal source of cash flow of Federal Trust, including cash flow to pay cash dividends, has been through borrowings, the trust preferred debt, sale of common stock and cash dividends from the Bank. There are statutory and regulatory limitations on the payment of dividends by the Bank. The ability of the Bank to pay a dividend to Federal Trust is governed by the OTS’s capital distribution regulation. Under the regulation, the Bank may make a capital distribution without the approval of the OTS, provided the OTS is notified 30 days before declaration of the capital distribution. The Bank must also meet the following requirements: (i) it has a regulatory rating in one of the two top examination categories; (ii) it is not of supervisory concern, and will remain adequately or well-capitalized, as defined in the OTS prompt corrective action regulations, following the proposed distribution; and (iii) the distribution does not exceed the Bank’s net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid). If the Bank does not meet the above-stated requirements, it must obtain the prior approval of the OTS before declaring any proposed distributions. The OTS can prohibit a proposed capital distribution by a savings institution, which would otherwise be permitted by the regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice. Federal Trust did not pay a dividend in 2002, but did pay $0.05 per share in dividends during 2003, and $0.02 per share in the first quarter of 2004.

34 Act Reporting

As a publicly traded company with its shares of common stock registered under the Securities Act of 1933, Federal Trust is required to file periodic public disclosure reports with the Securities and Exchange Commission, pursuant to the Securities and Exchange Act of 1934, and the regulations promulgated thereunder. A Form 10-KSB is a required annual report that must contain a complete overview of the company’s business, financial, management, regulatory, legal, ownership and organizational status. Federal Trust must file Form 10-KSB by March 31 of each year.

Similarly, Form 10-QSB must contain information concerning Federal Trust on a quarterly basis. Although Form 10-KSB requires the inclusion of audited financial statements, unaudited statements are sufficient for inclusion on Form 10-QSB. Additionally, any significant non-recurring events that occur during the subject quarter, as well as changes in securities, any defaults and the submissions of any matters to a vote of security holders, must also be reported on Form 10-QSB.

Recently, the national securities exchanges, including the American Stock Exchange, adopted a rule requiring the audit committees of Boards of Directors of reporting corporations, such as Federal Trust, to undertake certain organizational and operational steps. The Securities and Exchange Commission adopted a similar rule. These standards require our Audit Committee to be comprised of independent, non-employee directors who are financially literate. Furthermore, the Audit Committee has adopted a formal charter defining the scope of its operations. The Securities and Exchange Commission’s rule also requires our auditors to review the financial statements contained in our Form 10-KSBs, in addition to our Form 10-QSBs.

The Sarbanes-Oxley Act of 2002 increases the responsibility of the audit committee and imposes significant corporate governance standards on public companies, such as Federal Trust. Included in these standards are requirements that our senior officers certify that our financial statements meet certain standards of completeness and accuracy, that we adopt an ethics policy and that our auditors meet stringent standards of independence.

Regulation of the Bank

Capital Requirements. Both the OTS and FDIC have promulgated regulations setting forth capital requirements applicable to depository institutions. The OTS capital regulations require savings institutions to meet three capital standards: (i) a 1.5% tangible capital ratio (defined as the ratio of tangible capital to adjusted total assets); (ii) a 4% leverage (core capital) ratio (defined as the ratio of core capital to adjusted total assets); and (iii) an 8% risk-based capital standard as defined below. At March 31, 2004 and December 31, 2003, the Bank exceeded all required capital standards.

Core capital is defined as common stockholder’s equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries, certain goodwill and certain mortgage servicing rights less certain intangible assets, and investments in nonincludable subsidiaries. Tangible capital is defined in the same manner as core capital, except that all intangible assets (excluding certain mortgage servicing rights) must be deducted. Adjusted total assets is defined as GAAP total assets, minus intangible assets (except those included in core capital). The OTS regulations also require that in calculating the leverage ratio, tangible and risk-based capital standards, savings institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. The Bank had only one subsidiary that is currently inactive, FTB Financial Services, Inc., which was in the business of selling non-FDIC insured annuities.

The OTS risk-based capital standard for savings institutions requires that total capital (comprised of core capital and supplementary capital) be at least 8% of risk-weighted assets. In determining risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. Generally, zero weight is assigned to risk-free assets, such as cash and unconditionally guaranteed United States Government securities. A weight of 20% is assigned to, among other things, certain obligations of United States Government-sponsored agencies (such as the FNMA and the FHLMC) and certain high quality mortgage-related securities. A weight of 50% is assigned to qualifying residential mortgage loans and certain other residential mortgage-related securities. The components of core capital are equivalent to those discussed above. The components of supplementary capital include permanent capital instruments (such as cumulative perpetual preferred stock, mandatory convertible subordinated debt and perpetual subordinated debt), maturing capital instruments (such as mandatory convertible subordinated debt and intermediate-term preferred stock) and the allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

The OTS incorporated an interest-rate component as part of the calculation of a savings institution’s regulatory capital. Savings institutions with “above normal” interest-rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings institution’s interest-rate risk is measured by the decline in the net portfolio value of its assets (i.e. the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates (whichever results in a lower net portfolio value) divided by the estimated economic value of the savings institution’s assets, as calculated in accordance with guidelines set forth by the OTS. A savings institution whose measured interest-rate risk exposure exceeds 2% must deduct an interest-rate component in calculating its total capital under the risk-based capital rule. The interest-rate risk component is an amount equal to one-half of the difference between the savings institution’s measured interest-rate risk and 2%, multiplied by the estimated economic value of the savings institution’s assets. That dollar amount is deducted from the savings institution’s total capital in calculating compliance with its risk-based capital requirement. The interest rate-risk rule includes an assessment of exposure to declines in the economic value of a savings institution’s capital due to changes in interest rates. Under the rule, there is a three-quarter lag between the reporting date of an institution’s financial data and the effective date for the new capital requirement based on that data. Each quarter, the OTS calculates a savings institution’s interest-rate risk exposure and advises the savings institution of any interest-rate risk capital component resulting from greater than “normal” exposure. The rule also provides that the Director of the OTS may waive or defer a savings institution’s interest-rate risk component on a case by case basis. As of March 31, 2004, the Bank’s interest rate-risk exposure, according to OTS calculations, would not have been above the threshold requiring an additional capital component.

At March 31, 2004, and December 31, 2003, the Bank exceeded each of its minimum capital requirements. The following table sets forth the regulatory capital calculations of the Bank at March 31, 2004, and December 31, 2003 (Dollars in thousands):

	Tier 1		Risk-Based
	Amount	Percent of Assets	Amount	Percent of Assets
At March 31, 2004:
Regulatory capital	$32,051	6.8%	$35,298	11.6%
Requirement	18,944	4.0	24,441	8.0

Excess	$13,107	2.8%	$10,857	3.6%

At December 31, 2003:
Regulatory capital	31,149	6.8	33,877	11.6
Requirement	18,385	4.0	23,391	8.0

Excess	$12,764	2.8%	$10,486	3.6%

Standards for Safety and Soundness. The FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994, requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The OTS and the other federal banking agencies have adopted guidelines requiring depository institutions to maintain internal controls, information systems and internal audit systems that are appropriate for the size, nature and scope of the institution’s business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate-risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and that they should take into account factors such as compensation practices at comparable institutions. The interagency guidelines also include asset quality and earnings standards.

If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution is required to submit an acceptable compliance plan to the OTS within 30 days after receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions.

Insurance of Deposit Accounts. The FDIC is the administrator for the Savings Association Insurance Fund (“SAIF”) and the Bank Insurance Fund (“BIF”), independently setting insurance premiums for each Fund. The Bank’s deposit accounts are insured by the SAIF.

The FDIC applies a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. In accordance with its rule, the FDIC assigns a depository institution to one of three capital categories based on the institution’s financial information, as of the reporting period ending seven months before the assessment period. A depository institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

The current regular semi-annual SAIF assessments range between 0% - 0.27% of deposits. The Bank’s assessments at March 31, 2004, and at December 31, 2003, was 0.0078 basis points on deposits. The Bank paid approximately $46,000 in SAIF assessments during the year ended December 31, 2003, and expensed approximately $12,000 for the first quarter of 2004.

Qualified Thrift Lender Test (“QTL”). The HOLA requires savings institutions to meet a QTL test. The QTL test, requires savings institutions to maintain at least 65% of its “portfolio assets” (as defined by regulation) in qualified thrift investments, primarily residential mortgages and related investments on a monthly basis in nine out of every twelve months.

As of March 31, 2004, and December 31, 2003, the Bank exceeded the QTL test, maintaining 89.1% and 90.9%, respectively, of its portfolio assets in qualified thrift investments.

Interstate Banking. Federally-chartered savings institutions are allowed to branch nationwide to the extent allowed by federal statute. This ability permits savings institutions with interstate networks to diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings institutions. Prior approval of the OTS is required for a savings institution to branch interstate or intrastate. To obtain supervisory clearance for branching, an applicant’s regulatory capital must meet or exceed the minimum requirements established by law and by the OTS regulations. In addition, the savings institution must have a satisfactory record under the Community Reinvestment Act (“CRA”). The Bank does not conduct interstate branching operations.

The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Interstate Act”) eliminated many existing restrictions on interstate banking by authorizing interstate acquisitions of financial institutions by bank holding companies without geographic limitations. Under the Interstate Act, existing restrictions on interstate acquisitions of banks by bank holding companies were repealed. Bank holding companies located in Florida are able to acquire any Florida-based bank, subject to certain deposit percentage and other restrictions. The legislation also provides that de novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state is subject to applicable state branching laws. Florida law permits interstate branching through the acquisition of a bank in existence for more than three years, but prohibits de novo branching by out-of-state-banks.

OTS Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund its operations. The general assessment, to be paid on a semiannually basis, is computed upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report. The Bank paid approximately $88,000 in OTS assessments for the year-ended December 31, 2003, and expensed approximately $25,000 for the first quarter of 2004.

Federal Home Loan Bank System

The Bank is a member of the Federal Home Loan Bank (“FHLB”) System which consists of twelve regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. As a member of the FHLB-Atlanta, the Bank is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20th of its advances (borrowings) from the FHLB-Atlanta, whichever is greater. The Bank is in compliance with this requirement and at December 31, 2003, the Bank held $5.7 million in FHLB stock and $5.4 million as of March 31, 2004. FHLB advances must be secured by specified types of collateral and may be obtained only for the purpose of providing funds to finance residential housing.

The FHLBs are required to provide funds for the resolution of insolvent savings institutions and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to members. For the year ended December 31, 2003, dividends paid by the FHLB-Atlanta to the Bank amounted to approximately $185,000 for a yield of approximately 3.8%. In the first quarter of 2004, these dividends were $49,000, or an annualized yield of 3.5%. Should dividends be reduced, or interest on FHLB advances increased, the consolidated net interest income might also be reduced for the Bank. Furthermore, there can be no assurance that the value of the FHLB-Atlanta stock held by the Bank will not decrease as a result of any new legislation.

Federal Reserve System

The Federal Reserve regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $38.8 million or less (subject to adjustment by the Federal Reserve) plus 10% of accounts in excess of $38.8 million. The first $6.6 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve or a pass-through account as defined by the Federal Reserve, the effect of this reserve requirement is to reduce the Bank’s interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve “discount window,” however, Federal Reserve regulations require institutions to exhaust all funding sources (including the FHLB) before borrowing from a Federal Reserve.

MARKET FOR COMMON STOCK AND RELATED STOCK HOLDER MATTERS

During June 2003, Federal Trust’s stock began trading on the American Stock Exchange under the symbol “FDT.” Prior to that, Federal Trust’s common stock traded on the NASDAQ Small Cap Market under the symbol “FDTR.” As of March 9, 2004, there were 382 holders of record (other than shares held in “street name”) of common stock of the Company. Federal Trust has paid cash dividends of $0.04 in 2004 through May 25, 2004, and $0.05 per share during 2003. The Company did not pay dividends during 2002.

On July 2, 2004, the closing sales price of Federal Trust’s common stock was $7.60. From January 1, 2002, through March 31, 2004, the range of sale prices was $3.20 to $8.25.

	Calendar Year 2004		Calendar Year 2003		Calendar Year 2002
	Low	High	Low	High	Low	High
First Quarter	$7.26	$7.97	$4.12	$5.70	$3.20	$4.37
Second Quarter	—	—	5.01	6.30	3.77	4.50
Third Quarter	—	—	6.30	7.49	3.65	4.45
Fourth Quarter	—	—	7.40	8.15	3.76	4.25

As of March 31, 2004, Federal Trust had the following shares of its common stock reserved for issuance upon the exercise of stock options granted under the 1998 Key Employee Stock Compensation Program and 1998 Directors’ Stock Option Plan.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	# of Securities Remaining for Future Issuance
Equity compensation plans approved by security holders	520,383	$5.09	24,142
Equity compensation plans not approved by security holders	None	N/A	None

DESCRIPTION OF SECURITIES

Federal Trust has 15,000,000 shares of authorized common stock, par value, $0.01 per share, of which 6,661,813 shares are currently issued.

Florida law allows our Board of Directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders. The number of authorized shares of common stock is greater than that issued in order to provide our Board of Directors with as much flexibility as possible to effect, among other things, financing, acquisitions, stock dividends, stock splits, and employee stock option transactions. The holders of common stock are entitled to elect the members of our Board of Directors, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to our shareholders.

No holder of our stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the common stock is not entitled to cumulative voting rights with respect to the election of directors. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. The holders of common stock are entitled to dividends and other distributions if, as, and when declared by our Board of Directors out of assets legally available therefore. Upon our liquidation, dissolution, or winding up, the holder of each share of common stock would be entitled to share equally in the distribution of our assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. Our shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding upon completion of this offering will be fully paid and nonassessable.

Funds for the payment of dividends are expected to be obtained primarily from dividend payments by the Bank to Federal Trust. There can be no assurance that we will continue to have funds available for cash dividends, or if funds are available, that dividends will be declared by the Board of Directors.

Anti-Takeover Provisions

General - The Florida Business Corporation Act contains provisions designed to enhance the ability of our Board of Directors to respond to attempts to acquire control of a Florida

Corporation such as Federal Trust. These provisions may discourage takeover attempts which have not been approved by the Board of Directors. This could include takeover attempts that some shareholders would deem to be in their best interest. These provisions may:

•	adversely affect the price that a potential purchaser would be willing to pay for our common stock;

•	deprive you of or delay the opportunity to obtain a takeover premium for your shares;

•	make the removal of incumbent management more difficult;

•	enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders; and or

•	potentially adversely affect the market price of the common stock.

The following summarizes some of the anti-takeover provisions contained in the Florida Business Corporation Act.

Staggered Terms for Directors - Florida law permits and our Articles of Incorporation provide that directors shall be elected to three-year terms with terms divided into three classes. The number of directors in each class shall be as nearly equal as possible. Only one class of directors is elected by the shareholders each year at our annual meeting.

Authorized but Unissued Stock - The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board of Directors to issue shares of stock to persons friendly to existing management.

Evaluation of Acquisition Proposals - The Florida Business Corporation Act expressly permits our Board of Directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Federal Trust, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of Federal Trust and its subsidiaries, and on the communities and geographical areas in which they operate. Our Board of Directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our Board of Directors believes that these provisions are in the long-term best interests of Federal Trust and our shareholders.

Control Share Acquisitions - We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power; or

•	acquisitions of shares possessing a majority or more of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the granting of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transactions with Interested Shareholders - We are subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or super-majority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Federal Trust.

Limited Liability and Indemnification

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

•	a director breached or failed to perform his duties as a director; and

•	a director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly;

•	a circumstance under which an unlawful distribution is made;

•	in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

•	in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

A corporation may purchase and maintain insurance on behalf of any director, or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

Our Articles of Incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of our directors as well as any of our officers or employees to whom we have agreed to grant indemnification.

INDEMNIFICATION

Our Articles of Incorporation provide for the indemnification of our directors and executive officers to the maximum extent permitted by Florida law as authorized by the Board of Directors. The Articles also provide for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that a director or executive officer was a party to because he or she is or was our director or executive officer, upon the receipt of an undertaking or promise to repay such amount, unless it is ultimately determined that the individual is not entitled to indemnification.

Our bylaws provide that we shall indemnify our officers, directors and employees, but not our agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the FBCA as it now exists or may thereafter be amended. This includes, but is not limited to, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another bank or affiliated entity. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by our Board of Directors.

Our bylaws specifically provide that we may maintain insurance, at our expense, to protect us and our directors, officers, employees, or agents, against any liability asserted against and incurred by them in their capacity as directors, officers, employees, or agents, whether or not we would have had the power to indemnify against such liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. This prospectus constitutes a part of a registration statement filed by us with the Securities and Exchange Commission. This prospectus omits certain of the information contained in the registration statement, and we refer you to the registration statement and the related exhibits for further information with respect to us and the securities offered under this prospectus. Any statements in this prospectus concerning any exhibit are not necessarily complete and in such instances we refer you to the copy of such exhibit filed with the Securities and Exchange Commission. Each statement is qualified in its entirety by such reference.

Our Form 10-KSB for the year ended December 31, 2003, and Form 10-QSB from the three-months ended March 31, 2004, are hereby incorporated by reference into this prospectus. We will provide copies of these documents to any person who requests copies orally or in writing. To obtain a copy, please contact: Executive Vice President and Chief Financial Officer Gregory E. Smith at P.O. Box 1867, Sanford, Florida 32772-1867, (407) 323-1833 or (800) 226-2829.

You can obtain and copy the registration statement, including the exhibits and any other reports we have filed, in person or by mail, by paying prescribed rates at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Securities and Exchange Commission’s regional office located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements that are filed electronically with the Securities and Exchange Commission.

You may obtain more information about us and our products at our website located at www.federaltrust.com.

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 were audited by Hacker, Johnson & Smith, P.A. and have been included in this registration statement in reliance on their report, given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered hereby is being passed upon for us by our legal counsel, Igler & Dougherty, P.A., 1501 Park Avenue East, Tallahassee, Florida 32301. Bush, Ross, Gardner, Warren & Rudy, P.A., 220 South Franklin Street, Tampa, Florida has served as counsel to Kendrick Pierce.

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Index to Consolidated Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets, At December 31, 2003 and 2002 and March 31, 2004 (Unaudited)	F-3

Consolidated Statements of Earnings for the Years Ended December 31, 2003, 2002 and 2001 and for the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2003, 2002 and 2001 and for the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-5-F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001 and for the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-8-F-10

Notes to Consolidated Financial Statements at December 31, 2003 and 2002 and for Each of the Three Years in the Period ended December 31, 2003 and at March 31, 2004 (Unaudited) and for the Three Months Ended March 31, 2004 and 2003 (Unaudited)

F-11-F-44

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements and related Notes.

Report of Independent Registered Public Accounting Firm

Federal Trust Corporation

Sanford, Florida:

We have audited the accompanying consolidated balance sheets of Federal Trust Corporation and Subsidiary (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Orlando, Florida

January 30, 2004

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	At March 31,	At December 31,
	2004	2003	2002
	(Unaudited)
Assets
Cash and due from banks	$4,301	5,067	4,318
Interest-earning deposits	756	666	14,515

Cash and cash equivalents	5,057	5,733	18,833
Securities available for sale	34,082	33,615	21,520
Loans, less allowance for loan losses of $3,283 in 2004, $2,779 in 2003 and $2,110 in 2002	413,868	398,401	308,598
Accrued interest receivable	2,337	2,334	2,186
Premises and equipment, net	11,983	11,903	8,357
Foreclosed assets	694	1,007	858
Federal Home Loan Bank stock	5,370	5,660	2,860
Mortgage servicing rights, net	856	973	1,325
Bank-owned life insurance	6,650	6,580	2,974
Deferred tax asset	468	641	112
Other assets	1,374	1,351	431

Total assets	$482,739	468,198	368,054

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	8,270	6,352	6,112
Interest-bearing demand deposits	18,895	15,566	12,094
Money-market deposits	76,137	76,047	68,893
Savings deposits	8,030	8,714	9,319
Time deposits	224,238	207,951	182,113

Total deposits	335,570	314,630	278,531
Federal Home Loan Bank advances	100,400	107,700	54,200
Other borrowings	5,217	5,217	915
Junior subordinated debentures	5,155	5,155	—
Capital lease obligation	3,262	3,334	2,139
Accrued interest payable	634	527	449
Official checks	670	1,612	1,778
Other liabilities	4,353	3,566	5,003

Total liabilities	455,261	441,741	343,015

Commitments and contingencies (Notes 5, 10 and 16)
Stockholders’ equity:
Common stock, $.01 par value, 15,000,000 shares authorized; 6,661,813, 6,661,807 and 6,591,338 shares issued in 2004, 2003 and 2002, respectively	67	67	66
Additional paid-in capital	22,069	22,069	21,778
Retained earnings	6,306	5,629	3,180
Unallocated ESOP shares (131,139 shares in 2004 and 135,592 shares in 2003)	(947)	(979)	—
Accumulated other comprehensive income (loss)	(17)	(329)	15

Total stockholders’ equity	27,478	26,457	25,039

Total liabilities and stockholders’ equity	$482,739	468,198	368,054

See Accompanying Notes to Consolidated Financial Statements.

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Earnings

($ in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Interest income:
Loans	$5,453	5,129	19,591	18,349	19,235
Securities	292	300	1,112	735	363
Other	53	64	218	368	352

Total interest income	5,798	5,493	20,921	19,452	19,950

Interest expense:
Deposits	1,658	2,033	7,083	8,520	10,474
Other	735	739	2,667	2,451	2,798

Total interest expense	2,393	2,772	9,750	10,971	13,272

Net interest income	3,405	2,721	11,171	8,481	6,678
Provision for loan losses	550	220	650	445	540

Net interest income after provision for loan losses	2,855	2,501	10,521	8,036	6,138

Other income:
Service charges and fees	224	54	348	360	388
Gain on sale of loans held for sale	159	107	604	449	658
Net (loss) gain on sale of securities	(1)	195	363	229	170
Rental income	68	104	408	385	92
Other	228	147	635	977	1,075

Total other income	678	607	2,358	2,400	2,383

Other expense:
Salary and employee benefits	1,166	1,093	4,531	3,948	3,311
Occupancy expense	382	308	1,483	1,148	1,013
Professional services	155	129	466	401	518
Data processing	209	102	572	420	312
Other	434	506	1,774	1,422	1,384

Total other expense	2,346	2,138	8,826	7,339	6,538

Earnings before income taxes	1,187	970	4,053	3,097	1,983
Income taxes	377	316	1,276	1,038	716

Net earnings	$810	654	2,777	2,059	1,267

Earnings per share:
Basic	$0.12	0.10	0.42	0.34	0.25

Diluted	$0.12	0.10	0.42	0.34	0.25

See Accompanying Notes to Consolidated Financial Statements.

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2003, 2002 and 2001 and for the Three Months

Ended March 31, 2004 and 2003 (Unaudited)

($ in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2000	4,947,911	$49	$15,988	$(146)	$(185)	$15,706

Comprehensive income:
Net earnings	—	—	—	1,267	—	1,267
Other comprehensive income, net of tax:
Amortization of transferred unrealized loss on securities held to maturity, net of tax of $118	—	—	—	—	196	196
Change in net unrealized loss on securities available for sale, net of tax benefit of $83	—	—	—	—	(147)	(147)

Comprehensive income						1,316

Issuance of common stock, net of issuance cost of $35	461,538	5	1,460	—	—	1,465
Accretion of stock options for stock compensation programs	—	—	44	—	—	44

Balance at December 31, 2001	5,409,449	54	17,492	1,121	(136)	18,531

Comprehensive income:
Net earnings	—	—	—	2,059	—	2,059
Change in net unrealized loss on securities available for sale, net of tax of $87	—	—	—	—	151	151

Comprehensive income						2,210

Issuance of common stock, net of issuance cost of $39	1,181,889	12	4,259	—	—	4,271
Accretion of stock options for stock compensation programs	—	—	27	—	—	27

Balance at December 31, 2002	6,591,338	$66	$21,778	$3,180	$15	$25,039

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity, Continued

Years Ended December 31, 2003, 2002 and 2001 and for the Three Months

Ended March 31, 2004 and 2003 (Unaudited)

($ in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’Equity
	Shares	Amount
Balance at December 31, 2002	6,591,338	$66	$21,778	$3,180	$—	$15	$25,039

Comprehensive income:
Net earnings	—	—	—	2,777	—	—	2,777
Change in net unrealized gain on securities available for sale, net of tax benefit of $191	—	—	—	—	—	(344)	(344)

Comprehensive income							2,433

Issuance of common stock, stock options exercised	70,469	1	281	—	—	—	282
Purchase of common shares for the ESOP (135,592 shares)	—	—	—	—	(979)	—	(979)
Dividends paid, $.05 per share	—	—	—	(328)	—	—	(328)
Accretion of stock options for stock compensation programs	—	—	10	—	—	—	10

Balance at December 31, 2003	6,661,807	$67	$22,069	$5,629	$(979)	$(329)	$26,457

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity, Continued

Years Ended December 31, 2003, 2002 and 2001 and for the Three Months

Ended March 31, 2004 and 2003 (Unaudited)

($ in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2002	6,591,338	$66	$21,778	$3,180	$—	$15	$25,039

Comprehensive income:
Net earnings (unaudited)	—	—	—	654	—	—	654
Change in unrealized gain on securities available for sale, net of income taxes of $131(unaudited)	—	—	—	—	—	218	218

Comprehensive income (unaudited)							872

Accretion of stock options for stock compensation programs (unaudited)	—	—	6	—	—	—	6
Dividends paid, $.01 per share (unaudited)	—	—	—	(65)	—	—	(65)

Balance at March 31, 2003 (unaudited)	6,591,338	$66	$21,784	$3,769	$—	$233	$25,852

Balance at December 31, 2003	6,661,807	$67	$22,069	$5,629	$(979)	$(329)	$26,457

Comprehensive income:
Net earnings (unaudited)	—	—	—	810	—	—	810
Change in unrealized loss on securities available for sale, net of income taxes of $173 (unaudited)	—	—	—	—	—	312	312

Comprehensive income (unaudited)							1,122

Issuance of common stock, stock options exercised (unaudited)	6	—	—	—	—	—	—
ESOP shares allocated (4,453 shares) (unaudited)	—	—	—	—	32	—	32
Dividends paid, $.02 per share (unaudited)	—	—	—	(133)	—	—	(133)

Balance at March 31, 2004 (unaudited)	6,661,813	$67	$22,069	$6,306	$(947)	$(17)	$27,478

See Accompanying Notes to Consolidated Financial Statements.

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from operating activities:
Net earnings	$810	654	2,777	2,059	1,267
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	176	127	577	458	416
Net amortization of loan origination fees, costs, premiums and discounts	330	334	1,770	1,158	477
Provision for loan losses	550	220	650	445	540
Net amortization of premiums and discounts on securities	88	78	326	167	30
Amortization of mortgage servicing rights	95	121	542	531	410
Valuation allowance on mortgage servicing rights	30	—	70	—	—
Loans originated for resale	(1,951)	(2,459)	(20,337)	(16,926)	(16,973)
Proceeds from sales of loans held for sale	8,811	7,249	40,164	28,521	34,422
Gain on sale of loans held for sale	(159)	(107)	(604)	(449)	(658)
(Credit) provision for deferred income taxes	—	—	(338)	(85)	232
Net loss (gain) on sale of securities	1	(195)	(363)	(229)	(170)
Loss on sale of foreclosed assets	—	—	41	4	18
Increase in cash surrender value of life insurance policies	(70)	(31)	(206)	(127)	(128)
Accretion of stock option expense	—	6	10	27	44
Cash provided by (used in) resulting from changes in:
Accrued interest receivable	(3)	(415)	(148)	(138)	(271)
Other assets	(23)	(245)	(920)	254	999
Accrued interest payable	107	128	78	129	80
Official checks	(942)	(606)	(166)	(791)	(250)
Other liabilities	456	(1,014)	(1,320)	388	640

Net cash provided by operating activities	8,306	3,845	22,603	15,396	21,125

Cash flows from investing activities:
Purchase of securities available for sale	(4,000)	(19,165)	(36,607)	(26,800)	(17,748)
Proceeds from principal repayments, calls
and sales of securities available for sale	3,929	3,852	24,014	22,838	15,397
Principal repayments, net of loans originated	7,695	6,973	63,991	36,156	(10,605)
Purchase of loans	(31,160)	(61,471)	(176,828)	(97,897)	(53,933)
Net proceeds from the sale of foreclosed assets	722	—	941	796	1,327
Net redemption (purchase) of Federal Home
Loan Bank stock	290	(1,950)	(2,800)	215	(550)
Purchase of premises and equipment	(256)	(947)	(2,623)	(2,747)	(1,619)
Purchase of bank-owned life insurance	—	—	(3,400)	—	—

Net cash used in investing activities	$(22,780)	(72,708)	(133,312)	(67,439)	(67,731)

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from financing activities:
Net increase in deposits	$20,940	15,768	36,099	53,131	43,563
Net (decrease) increase in Federal Home Loan Bank advances	(7,300)	42,000	53,500	4,200	8,500
Net increase (decrease) in other borrowings	—	3,250	4,302	(1,200)	100
Principal repayments under capital lease obligation	(72)	(81)	(305)	(313)	(48)
Proceeds from issuance of junior subordinated debentures	—	—	5,155	—	—
Net increase (decrease) in advance payments by borrowers for taxes and insurance	363	224	(117)	(479)	(367)
Dividends paid	(133)	(65)	(328)	—	—
Purchase of common shares for the ESOP	—	—	(979)	—	—
Net proceeds from the sale of common stock	—	—	282	3,971	1,465

Net cash provided by financing activities	13,798	61,096	97,609	59,310	53,213

Net (decrease) increase in cash and cash equivalents	(676)	(7,767)	(13,100)	7,267	6,607
Cash and cash equivalents at beginning of period	5,733	18,833	18,833	11,566	4,959

Cash and cash equivalents at end of period	$5,057	11,066	5,733	18,833	11,566

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$2,286	2,644	9,672	10,842	13,192

Income taxes	$160	410	1,914	943	335

Noncash transactions:
Foreclosed assets acquired in settlement of loans	$409	207	1,131	1,069	1,773

Loans originated on sales of foreclosed assets	$—	—	—	—	146

Accumulated other comprehensive income (loss), net change in unrealized gain (loss) on securities available for sale, net of tax	$312	218	(344)	151	(147)

Accumulated other comprehensive income (loss), change in unrealized loss on securities transferred from available for sale to held to maturity, net of tax	$—	—	—	—	196

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Premises and equipment under capital lease obligation	$—	—	1,500	—	2,500

Securitization of loans held for sale	$—	—	—	3,310	3,300

Transfer of loans in portfolio to loans held for sale	$6,609	4,388	18,361	15,550	21,175

Common stock issued in connection with land lease	$—	—	—	300	—

Transfer of foreclosed assets to premises and equipment	$—	—	—	125	—

Mortgage servicing rights recognized upon sale of loans held for sale	$8	48	260	202	511

ESOP shares allocated	$32	—	—	—	—

See Accompanying Notes to Consolidated Financial Statements.

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

At December 31, 2003 and 2002 and for Each of the Three Years in the Period

Ended December 31, 2003 and at March 31, 2004 (Unaudited) and

for the Three Months Ended March 31, 2004 and 2003 (Unaudited)

(1)	Organization and Summary of Significant Accounting Policies

General. The accompanying consolidated financial statements at March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 are unaudited; however, in the opinion of management, all adjustments necessary for the fair presentation of the consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The results for the three months ended March 31, 2004 are not necessarily indicative of the results which may be expected for the entire year.

Organization. Federal Trust Corporation (“Federal Trust”) is the sole shareholder of Federal Trust Bank (the “Bank”). Federal Trust operates as a unitary savings and loan holding company. Federal Trust’s primary business activity is the operation of the Bank. The Bank is federally-chartered as a stock savings bank. The Bank’s deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank provides a wide range of banking services to individual and corporate customers through its six offices located in Orange, Seminole and Volusia Counties, Florida. FTB Financial, Inc., a wholly-owned subsidiary of the Bank, was established in May 1996, to provide investment services to customers of the Bank. FTB Financial, Inc. ceased operations in September 2003, and is currently inactive. The other wholly-owned subsidiary of the Bank, Vantage Mortgage Service Center, Inc., (“Vantage”) operated as a broker for the residential mortgage secondary market. Vantage ceased operations on March 31, 2001 and was dissolved on September 21, 2001.

In September 2003, Federal Trust Statutory Trust I (the “Statutory Trust I”) was formed for the sole purpose of issuing $5,000,000 of trust preferred securities as more fully discussed in Note 9. In accordance with Financial Accounting Standards Interpretation No. 46 “Consolidation of Variable Interest Entities” (as revised December 2003), Federal Trust accounts for Statutory Trust I under the equity method of accounting.

Basis of Financial Statement Presentation. The consolidated financial statements include the accounts of Federal Trust, the Bank and the Bank’s subsidiaries (together, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The following summarizes the more significant of these policies and practices.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. The most significant estimates made by management that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and foreclosed assets. Actual results could differ from these estimates.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Cash and Cash Equivalents. For the purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest-earning deposits with maturities of three months or less.

The Bank is required by law or regulation to maintain cash reserves in the form of vault cash or in a noninterest-earning account with the Federal Reserve Bank or in noninterest-earning accounts with other qualified banks. These reserve balances at March 31, 2004 (unaudited), December 31, 2003 and 2002 were approximately $658,000, $472,000 and $311,000, respectively.

Securities. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and determined using the specific-identification method. Premiums and discounts on securities available for sale are recognized in interest income using the interest method over the period to maturity.

Loans. Loans that management has the intent and the Company has the ability to hold until maturity or payoff, are reported at their outstanding unpaid principal balance, adjusted for premiums or discounts on loans purchased, charge-offs and recoveries, the allowance for loan losses and deferred fees and costs on originated loans.

Loan origination fees are deferred and certain direct loan origination costs are capitalized. Both are recognized in earnings over the contractual life of the loans, adjusted for estimated prepayments based on the Company’s historical prepayment experience. If the loan is prepaid, the remaining unamortized fees and costs are charged to earnings. Amortization is ceased on nonaccrual loans.

Loans are placed on nonaccrual status when the loan becomes more than 90 days past due as to interest or principal, unless the loan is both well collateralized and in the process of collection, or when the full, timely collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is written off and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable, are measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan’s original effective rate of interest.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Loans Held for Sale. Loans originated that are intended to be sold in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to earnings. The Company had approximately $579,000, $679,000 and $1,801,000 of loans held for sale at March 31, 2004 (unaudited), December 31, 2003 and 2002, respectively, which are included in loans on the accompanying consolidated balance sheets and the fair value of these loans exceeded book value in the aggregate.

Loan origination fees are deferred and direct loan origination costs are capitalized until the related loan is sold, at which time the net fees are included in the gain on sale of loans held for sale in the consolidated statements of earnings.

Allowance for Loan Losses. The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No.5, “Accounting for Contingencies” (Statement 5). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer loans. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. First, general loss percentages are calculated based upon historical analyses. Second, a supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This supplemental portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports; changes in the outlook for local, regional and national economic conditions and concentrations of credit risk.

Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level.

Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgments about the information available to them at the time of their examination. Management believes that the allowance for loan losses is adequate.

Mortgage Servicing Rights. Mortgage servicing rights are the rights to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified servicing activities when loans are sold, with servicing retained. The total cost of loans originated or acquired is allocated between the mortgage servicing rights and the mortgage loans, without the servicing rights, based on relative fair values.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Mortgage Servicing Rights, Continued. Mortgage servicing rights are amortized in proportion to and over the period of the estimated net servicing revenue. They are evaluated for impairment by comparing the carrying amount of the servicing rights to their fair value. Fair value is estimated based on the market prices of similar mortgage servicing assets and on discounted future net cash flows considering market prepayment estimates, historical prepayment rates, portfolio characteristics, interest rates and other economic factors. For purposes of measuring impairment, the mortgage servicing rights are stratified by the predominant risk characteristics which include product types of the underlying loans and interest rates of mortgage notes. Impairment, if any, is recognized through a valuation reserve for each impaired stratum and is included in amortization of mortgage servicing rights. At March 31, 2004 (unaudited) and December 31, 2003, the Company had a valuation allowance of $100,000 and $70,000, respectively. There was no valuation allowance at December 31, 2002.

Foreclosed Assets. Assets acquired in the settlement of loans are initially recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value at the date of acquisition. Subsequently, such assets acquired are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to development and improvement of foreclosed assets are capitalized, whereas costs relating to holding the foreclosed assets are charged to earnings.

Premises and Equipment. Land is stated at cost. Premises and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives or the respective lease terms, including renewal options expected to be exercised. Major renovations and betterments of property are capitalized; maintenance, repairs, and minor renovations and betterments are expensed in the period incurred. Upon retirement or other disposition of the assets, the asset cost and related accumulated depreciation or amortization are removed from the accounts, and gains or losses are included in earnings.

Stock Compensation Plans. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148 Accounting for Stock-Based Compensation Transition and Disclosure, (collectively, “SFAS No. 123”), encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company accounts for their stock option plans under the recognition and measurement principles of APB No. 25.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Stock Compensation Plans, Continued. The following table illustrates the assumptions used in calculating the grant-date fair value and the effect on net earnings and basic and diluted earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation. For purposes of proforma disclosure, the estimated fair value is included in expense in the period vesting occurs ($ in thousands, except per share amounts):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Assumptions:
Weighted-average risk-free rate of return	4.68%	N/A	4.42%	4.46%	5.68%
Annualized dividend yield	1.05%	N/A	.80%	—	—
Expected life of options granted	10 years	N/A	10 years	10 years	10 years
Expected stock volatility	20%	N/A	30%	25%	10%

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Grant-date fair value of options issued during the period	$8	N/A	495	65	86

Weighted-average grant-date fair value per option of options issued during the period	$2.68	N/A	3.01	1.86	0.55

Net earnings, as reported	$810	654	2,777	2,059	1,267
Deduct: Total stock-based employee compensation determined under the fair value based method for all awards, net of related tax benefit	(45)	(5)	(159)	(69)	(39)

Proforma net earnings	$765	649	2,618	1,990	1,228

Basic earnings per share:
As reported	$.12	.10	.42	.34	.25

Proforma	$.12	.10	.40	.33	.24

Diluted earnings per share:
As reported	$.12	.10	.42	.34	.25

Proforma	$.11	.10	.39	.33	.24

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Unrealized holding gains (losses) on securities available for sale	$484	544	(172)	467	(60)
Reclassification adjustment for net losses (gains) realized in earnings	1	(195)	(363)	(229)	(170)

Net change in unrealized gain (loss)	485	349	(535)	238	(230)
Income taxes	173	131	(191)	87	(83)

Net change in unrealized gain (loss) before amortization	312	218	(344)	151	(147)
Amortization of transferred loss on securities held to maturity, net of tax of $83	—	—	—	—	196

Net amount	$312	218	(344)	151	49

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Earnings Per Share of Common Stock. The Company follows the provisions of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS No. 128”). SFAS No. 128 provides accounting and reporting standards for calculating earnings per share. Basic earnings per share of common stock has been computed by dividing the net earnings for the period by the weighted-average number of shares outstanding. Shares of common stock purchased by the Company’s Employee Stock Ownership Plan (“ESOP”) are considered outstanding when the shares are allocated to participants. Diluted earnings per share is computed by dividing net earnings by the weighted-average number of shares outstanding including the dilutive effect of stock options computed using the treasury stock method. The following table presents the calculation of basic and diluted earnings per share of common stock (in thousands, except per share amounts):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Weighted-average shares outstanding before adjustment for unallocated ESOP shares	6,662	6,591	6,592	5,991	5,060
Adjustment to reflect the effect of unallocated ESOP shares	(133)	—	(43)	—	—

Weighted-average shares outstanding for basic earnings per share	6,529	6,591	6,549	5,991	5,060

Basic earnings per share	$.12	.10	.42	.34	.25

Total weighted-average shares outstanding for basic earnings per share computation	6,529	6,591	6,549	5,991	5,060
Additional dilutive shares using the average market value for the period utilizing the treasury stock method regarding stock options	154	90	113	12	—

Weighted-average shares and equivalents outstanding for diluted earnings per share	6,683	6,681	6,662	6,003	5,060

Diluted earnings per share	$.12	.10	.42	.34	.25

Income Taxes. Federal Trust, the Bank and the Bank’s subsidiaries file a consolidated income tax return. Income taxes are allocated between Federal Trust, the Bank and the Bank’s subsidiaries as though separate income tax returns were filed.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Income Taxes, Continued. The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are provided against assets which are not likely to be realized.

Off-Balance-Sheet Financial Instruments. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed construction loans in process. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Recent Pronouncements. In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (“FIN 45”), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires the Company to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability is applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material affect on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this Statement had no effect on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement had no effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on the Company’s consolidated financial statements.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Organization and Summary of Significant Accounting Policies, Continued

Reclassification. Certain prior period amounts have been reclassified to conform with their current presentation.

(2)	Securities Available for Sale

All securities have been classified as available for sale by management. The amortized cost and estimated fair values of securities available for sale, are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At March 31, 2004 (Unaudited):
Mortgage-backed securities	$14,841	75	(23)	14,893
Municipal bonds	3,091	75	(2)	3,164
Corporate equity securities	10,191	113	(284)	10,020
U.S. government agency securities	5,985	20	—	6,005

	$34,108	283	(309)	34,082

At December 31, 2003:
Mortgage-backed securities	15,804	41	(90)	15,755
Municipal bonds	6,043	54	(109)	5,988
Corporate equity securities	10,295	83	(469)	9,909
U.S. government agency securities	1,984	—	(21)	1,963

	$34,126	178	(689)	33,615

At December 31, 2002:
Mortgage-backed securities	11,639	86	—	11,725
Municipal bonds	205	—	—	205
Corporate equity securities	7,445	5	(24)	7,426
Corporate debt security	2,207	—	(43)	2,164

	$21,496	91	(67)	21,520

At March 31, 2004 (unaudited) and December 31, 2003, the Company did not have any securities that have been in a unrealized loss position for over twelve months. The unrealized losses are due to a decline in market rates. Management believes that these losses are temporary and due to the nature of the securities expects all principal balances to be collected.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities Available for Sale, Continued

The amortized cost and estimated fair values of securities available for sale, by contractual maturity, are below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

	Amortized Cost	Fair Value
At March 31, 2004 (Unaudited):
Due after five years up to ten years	$5,985	6,005
Due after ten years	3,091	3,164
Mortgage-backed securities	14,841	14,893
Corporate equity securities	10,191	10,020

	$34,108	34,082

At December 31, 2003:
Due after five years up to ten years	1,984	1,963
Due after ten years	6,043	5,988
Mortgage-backed securities	15,804	15,755
Corporate equity securities	10,295	9,909

	$34,126	33,615

The following summarizes sales of securities (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Proceeds from sales	$2,998	3,015	13,753	15,879	15,058

Gross gains from sales	32	195	363	256	170
Gross losses from sales	(33)	—	—	(27)	—

Net (loss) gain	$(1)	195	363	229	170

In March 1996, the Company transferred a security in the amount of $7,000,000 from the available for sale category to the held to maturity category at its then fair value resulting in an unrealized loss of approximately $781,000. The unrealized loss was being amortized over the remaining term of the security. During 2001, the Company sold this security at a gain of approximately $81,000 and the remaining unrealized loss was fully amortized.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans

The components of loans are summarized as follows (in thousands):

	At March 31, 2004	At December 31,
		2003	2002
	(Unaudited)
Mortgage loans:
Residential (1)	$305,625	302,083	246,234
Commercial	89,644	78,209	44,766
Construction	7,125	7,079	12,258

Total mortgage loans	402,394	387,371	303,258
Commercial loans	13,419	12,389	6,768
Consumer loans	930	864	969

Total loans	416,743	400,624	310,995
Add (deduct):
Allowance for loan losses	(3,283)	(2,779)	(2,110)
Net premiums, discounts, deferred fees and costs	3,680	3,346	2,902
Undisbursed portion of loans in process	(3,272)	(2,790)	(3,189)

Loans, net	$413,868	398,401	308,598

(1)	Include approximately $579,000, $679,000 and $1,801,000 of loans held for sale at March 31, 2004 (unaudited), December 31, 2003 and 2002, respectively.

The following is a summary of information regarding nonaccrual and impaired loans (in thousands):

	At March 31,	At December 31,
	2004	2003	2002
	(Unaudited)
Nonaccrual loans	$3,794	6,396	5,579

Accruing loans past due ninety days or more	$—	—	—

Recorded investment in impaired loans for which there is a related allowance for loan losses	$4,975	8,249	7,572

Recorded investment in impaired loans for which there is no related allowance for loan losses	$—	—	—

Allowance for loan losses related to impaired loans	$746	1,110	1,144

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

	Interest Income Recognized and Received on Impaired Loans	Average Net Recorded Investment in Impaired Loans
For the Three Months Ended March 31 (Unaudited):
2004	$43	5,684

2003	$7	5,459

For the Year Ended December 31:
2003	$111	6,343

2002	$134	4,896

2001	$103	3,168

The activity in the allowance for loan losses is as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Balance at beginning of period	$2,779	2,110	2,110	1,765	1,634
Provision for loan losses	550	220	650	445	540
Charge-offs	(48)	(13)	(31)	(258)	(425)
Recoveries	2	15	50	158	16

Balance at end of period	$3,283	2,332	2,779	2,110	1,765

(4)	Loan Servicing

Loans serviced for other entities are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $86.6 million, $92.7 million and $114.1 million at March 31, 2004 (unaudited), December 31, 2003 and 2002, respectively. Loan servicing income (expense), net of amortization of mortgage servicing rights, was approximately $(19,000), $15,000, $(123,000), $97,000 and $335,000 for the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, respectively and is included in other noninterest income on the consolidated statements of earnings.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Loan Servicing, Continued

The balance of capitalized servicing rights, net of valuation allowances, at March 31, 2004 (unaudited), December 31, 2003 and 2002, was approximately $856,000, $973,000 and $1,325,000, respectively. The fair value of these rights were approximately $856,000, $973,000 and $1,426,000, respectively. The fair value of servicing rights at March 31, 2004 (unaudited) and December 31, 2003 was determined using discount rates ranging from 8% to 10% and prepayment speeds ranging from 8% to 36%, depending upon the stratification of the specific right.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Mortgage servicing rights capitalized	$8	48	260	202	511
Mortgage servicing rights amortized	$95	121	542	531	410
Valuation allowances	$30	—	70	—	—

The Company also owns loans serviced by other entities. These loans totaled approximately $220.2 million, $202.8 million and $127.7 million at March 31, 2004 (unaudited), December 31, 2003 and 2002, respectively.

(5)	Premises and Equipment

Premises and equipment consisted of the following (in thousands):

	At March 31, 2004	At December 31,
		2003	2002
	(Unaudited)
Land	$1,973	1,973	1,252
Bank premises under capital lease	3,490	3,490	2,500
Buildings and improvements	4,815	4,808	3,326
Leasehold improvements	637	637	562
Furniture, fixtures and equipment	3,056	3,014	2,294
Construction in progress	331	124	171

Total	14,302	14,046	10,105
Less accumulated depreciation and amortization	(2,319)	(2,143)	(1,748)

Premises and equipment, net	$11,983	11,903	8,357

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Premises and Equipment, Continued

Accumulated depreciation of approximately $136,000, $124,000 and $74,000 at March 31, 2004 (unaudited), and December 31, 2003 and 2002, respectively related to bank premises under capital lease.

During February 2002, the Company entered into a land lease for a branch facility in Casselberry, Florida. As part of the lease, the Company paid cash of $200,000 and issued 83,333 shares of common stock. The Company expended approximately $788,000 in construction costs and the branch opened in December 2002.

During 2003, the Company completed the construction of another branch facility in Orange City, Florida that opened in September 2003. The Company also opened a leased branch facility in Deltona, Florida in June 2003. The Company owns land near this leased branch and is in the process of constructing a permanent facility. The Company expects to expend approximately $800,000 in construction and equipment costs to complete the new Deltona branch and it is expected to open by the end of the second quarter of 2004.

During 2001, the Company entered into a lease agreement for its administrative office building, which qualifies as a capital lease. The lease term for the building is fifteen years with fixed annual lease payments and an option to purchase the building for $1 at the end of the term. Future minimum lease payments under this capital lease are as follows at March 31, 2004 (unaudited) and December 31, 2003 (in thousands):

	At March 31, 2004		At December 31, 2003
Year Ending December 31,
	(Unaudited)
2004	$329	(1)	439
2005	439		439
2006	439		439
2007	439		439
2008	439		439
Thereafter	3,376		3,376

Total minimum lease payments	5,461		5,571
Less: amount representing interest	(2,199)		(2,237)

Present value of minimum lease payments	$3,262		3,334

(1)	April 1 through December 31.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Premises and Equipment, Continued

The Company leases three branch offices under operating leases. The terms of these leases are for up to ten years and the leases contain escalation clauses and renewal options. Rent expense under operating leases was approximately $68,000, $65,000, $242,000, $238,000 and $368,000 for the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, respectively. Future minimum payments under operating leases are as follows at March 31, 2004 (unaudited) and December 31, 2003 (in thousands):

	At March 31, 2004		At December 31, 2003
Year Ending December 31,
	(Unaudited)
2004	$209	(1)	277
2005	288		288
2006	272		272
2007	262		262
2008	272		272
Thereafter	332		332

	$1,635		1,703

(1)	April 1 through December 31.

The Company leases space to third parties in its administration building. The Company pays a fee to a third party to manage the property. The Company also subleases out space at one of its branch offices. The Company recognized approximately $68,000, $104,000, $408,000, $385,000 and $92,000 in rental income during the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, respectively.

(6)	Deposits

At March 31, 2004 (unaudited) and December 31, 2003 and 2002, time deposits of $100,000 or more were approximately $128.4 million, $113.5 million and $89.6 million, respectively. The scheduled maturities of time deposits were as follows (in thousands):

Year Ending March 31,	At March 31, 2004	Year Ending December 31,	At December 31, 2003
	(Unaudited)
2005	$159,631	2004	$159,313
2006	54,635	2005	40,576
2007	5,976	2006	3,762
2008	3,917	2007	4,043
2009 and thereafter	79	2008 and thereafter	257

	$224,238		$207,951

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6)	Deposits, Continued

Interest expense on deposits is as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Interest-bearing demand deposits	$68	71	268	113	17
Money-market accounts	340	405	1,496	1,494	807
Savings accounts	31	50	163	139	55
Time deposits, net of penalties	1,219	1,507	5,156	6,774	9,595

Total interest expense on deposits	$1,658	2,033	7,083	8,520	10,474

(7)	Federal Home Loan Bank Advances

A summary of advances from the Federal Home Loan Bank of Atlanta (“FHLB”) are as follows ($ in thousands):

Maturing During the Year Ending December 31,	Interest Rate		At March 31, 2004	At December 31,
				2003	2002
	(Unaudited)
2003	6.39		$—	—	5,000
2003	1.30	(1)	—	—	17,000
2004	1.15	(1)	—	25,500	—
2004	1.25	(1)	8,200	—	—
2005	2.00		25,000	25,000	—
2005	1.70		5,000	—	—
2006	1.24	(2)	5,000	5,000	—
2006	.58	(1)(2)	—	5,000	—
2006	2.21	(2)	5,000	—	—
2007	5.22		2,200	2,200	2,200
2007	1.26	(2)	5,000	5,000	5,000
2008	1.98	(3)	5,000	5,000	—
2008	1.12	(4)	5,000	5,000	—
2008	1.01	(4)	5,000	5,000	—
2009	2.05	(6)	5,000	—	—
2011	3.73	(5)	25,000	25,000	25,000

			$100,400	107,700	54,200

(1)	Daily advance – or adjustable rate.

(2)	FHLB has the option to call every three months.

(3)	FHLB has the option to call every three months beginning in January 2005.

(4)	FHLB has the option to call every three months beginning in June 2004.

(5)	FHLB has a one-time call option in December 2004.

(6)	FHLB has the option to call every three months beginning in February 2006.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7)	Federal Home Loan Bank Advances, Continued

The security agreement with FHLB includes a blanket floating lien requiring the Company to maintain qualifying first mortgage loans, discounted at 75% of the unpaid principal balances, as pledged collateral in an amount equal to at least 100% of the total advances outstanding. The FHLB also requires the purchase of FHLB common stock in proportion to the amount of advances outstanding. The FHLB stock is also pledged as collateral for these advances.

(8)	Other Borrowings

At December 31, 2002, the Company had a line of credit agreement with a commercial bank that permitted the Company to borrow up to $6,000,000. The line of credit bore interest at the prime lending rate plus 50 basis points and was secured by all the Bank’s common stock. Borrowings under the line of credit agreement were to mature five years after the date of the borrowing. At December 31, 2002, the outstanding balance under the line of credit agreement was approximately $915,000.

During 2003, the Company entered into a new loan agreement with another correspondent bank. Under this agreement, the Company can borrow up to $6,000,000 under a revolving line of credit (“LOC”) for general operations and up to $2,000,000 on a separate nonrevolving line of credit (“ESOP LOC”) for common stock purchases relating to the Company’s Employee Stock Ownership Plan. Both lines are secured by all the Bank’s common stock and both have interest rates of prime minus 12.5 basis points as long as the Company maintains certain loan-to-Company book value percentages. The Company initially used the proceeds from the LOC to pay off the old line of credit. The new loan agreement also has certain covenants that the Company is required to meet. There were no changes to these balances during the three months ended March 31, 2004 (unaudited). The following summarizes the balances and other information pertaining to these loans at March 31, 2004 (unaudited) and December 31, 2003 ($ in thousands):

	Outstanding Balance	Available Balance	Interest Rate	Interest Due	Principal Due
LOC	$4,212	1,788	3.875%	Quarterly	Beginning in June 2005 – principal amortizes over 10 year schedule-due June 2015
ESOP LOC	1,005	995	3.875%	Quarterly	Annual principal repayments of 10% of outstanding balance increasing 5% per year, due in full in June 2009

Total	$5,217	2,783

Total interest expense on other borrowings for the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, was approximately $51,000, $12,000, $137,000, $84,000 and $187,000, respectively.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9)	Junior Subordinated Debentures

On September 17, 2003, Statutory Trust I sold adjustable-rate Trust Preferred Securities due September 17, 2033 in the aggregate principal amount of $5,000,000 (the “Trust Preferred Securities”) in a pooled trust preferred securities offering. The interest rate on the Trust Preferred Securities adjusts quarterly, to a rate equal to the then current three-month London Interchange Bank Offering Rate (“LIBOR”), plus 295 basis points (4.05% at March 31, 2004 (unaudited) and December 31, 2003). In addition, Federal Trust contributed capital of $155,000 to Statutory Trust I for the purchase of the common securities of Statutory Trust I. The proceeds from these sales were paid to Federal Trust in exchange for $5,155,000 of its adjustable-rate Junior Subordinated Debentures (the “Debentures”) due September 17, 2033. The Debentures have the same terms as the Trust Preferred Securities. The sole asset of Statutory Trust I, the obligor on the Trust Preferred Securities, is the Debentures.

Federal Trust has guaranteed Statutory Trust I’s payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to, the Trust Preferred Securities. Cash distributions on both the Trust Preferred Securities and the Debentures are payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year.

The Trust Preferred Securities are subject to mandatory redemption: (i) in whole, but not in part, upon repayment of the Debentures at stated maturity or, at the option of Federal Trust, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in the law such that Statutory Trust I would be considered an Investment Company; and (ii) in whole or in part at any time on or after September 17, 2008 contemporaneously with the optional redemption by Federal Trust of the Debentures in whole or in part. The Debentures are redeemable prior to maturity at the option of Federal Trust: (i) on or after September 17, 2008, in whole at any time or in part from time to time; or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Trust Preferred Securities, or a change in law such that Statutory Trust I would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

(10)	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents - The carrying amount of cash and cash equivalents represents fair value.

Securities Available for Sale - The fair value of securities available for sale are based on quoted market prices. If quoted market prices are not available, fair values are based on quoted market values of comparable instruments.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Fair Value of Financial Instruments, Continued

Federal Home Loan Bank Stock - The stock is not publicly traded and the estimated fair value is based on its redemption value of $100 per share.

Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for residential, commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using the Office of Thrift Supervision (“OTS”) pricing model. Fair values of impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Mortgage Servicing Rights - The fair value of mortgage servicing rights is based on a valuation performed by an independent third-party using certain assumptions relating to the Company’s servicing portfolio.

Deposits - The fair values disclosed for noninterest-bearing demand, interest-bearing demand, money-market and savings deposits are, by definition, equal to the amount payable on demand (that is their carrying amounts). Fair values for time deposits are estimated using the OTS pricing model.

Federal Home Loan Bank Advances - Fair value for Federal Home Loan Bank advances are estimated using the OTS pricing model.

Other Borrowings and Junior Subordinated Debentures - Fair values of these borrowings are estimated using discounted cash flow analysis based on the Company’s current borrowing rates for similar types of borrowing arrangements.

Accrued Interest - The carrying amounts of accrued interest receivable and accrued interest payable approximates fair value.

Off-Balance-Sheet Instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Fair Value of Financial Instruments, Continued

The carrying amounts and estimated fair values of the Company’s financial instruments, are as follows (in thousands):

	At March 31,		At December 31,
	2004		2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Unaudited)
Financial assets:
Cash and cash equivalents	$5,057	5,057	5,733	5,733	18,833	18,833
Securities available for sale	34,082	34,082	33,615	33,615	21,520	21,520
Loans, net	413,868	419,634	398,401	408,560	308,598	318,600
Federal Home Loan Bank stock	5,370	5,370	5,660	5,660	2,860	2,860
Accrued interest receivable	2,337	2,337	2,334	2,334	2,186	2,186
Mortgage servicing rights	856	856	973	973	1,325	1,426
Financial liabilities:
Deposits	335,570	336,993	314,630	316,627	278,531	281,755
Federal Home Loan Bank advances	100,400	101,060	107,700	108,605	54,200	54,621
Other borrowings	5,217	5,217	5,217	5,217	915	915
Junior subordinated debentures	5,155	5,155	5,155	5,155	—	—
Accrued interest payable	634	634	527	527	449	449

The Company has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer’s credit worthiness is evaluated on a case-by-case basis. A summary of commitments is as follows (in thousands):

	Contract Amount	Carrying Amount	Estimated Fair Value
At March 31, 2004 (Unaudited):
Unused lines of credit	$3,013	—	—

Commitment to extend credit	$5,646	—	—

Standby letters of credit	$494	—	—

Loans in process	$3,272	—	—

At December 31, 2003:
Unused lines of credit	$5,341	—	—

Commitment to extend credit	$4,675	—	—

Standby letters of credit	$494	—	—

Loans in process	$2,790	—	—

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Fair Value of Financial Instruments, Continued

Because many commitments expire without being funded in whole or part, the contract amounts are not estimates of future cash flows.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Loan commitments written have off-balance-sheet credit risk because only original fees are recognized in the balance sheet until the commitments are fulfilled or expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced, and that collateral or other security is of no value.

The Company’s policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate and income producing commercial properties.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Income Taxes

Allocation of Federal and state income taxes between current and deferred portions is as follows (in thousands):

	Current	Deferred	Total
Three Months Ended March 31, 2004 (Unaudited):
Federal	$325	—	325
State	52	—	52

Total	$377	—	377

Three Months Ended March 31, 2003 (Unaudited):
Federal	272	—	272
State	44	—	44

Total	$316	—	316

Year Ended December 31, 2003:
Federal	1,390	(289)	1,101
State	224	(49)	175

Total	$1,614	(338)	1,276

Year Ended December 31, 2002:
Federal	955	(73)	882
State	168	(12)	156

Total	$1,123	(85)	1,038

Year Ended December 31, 2001:
Federal	404	207	611
State	80	25	105

Total	$484	232	716

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Income Taxes, Continued

The effective tax rate was different than the statutory Federal income tax rate. A summary and the reasons for the difference are as follows ($ in thousands):

	Three Months Ended March 31,
	2004		2003
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
	(Unaudited)
Tax provision at statutory rate	$404	34.0%	$330	34.0%
Increase (decrease) in tax resulting from:
State income taxes, net of federal income tax benefit	34	2.9	29	3.0
Tax-exempt income	(55)	(4.6)	(44)	(4.5)
Officers’ life insurance, meals and entertainment and other permanent items	(6)	(.5)	1.1

	$377	31.8%	$316	32.6%

	Year Ended December 31,
	2003		2002		2001
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Tax provision at statutory rate	$1,378	34.0%	$1,053	34.0%	$674	34.0%
Increase (decrease) in tax resulting from:
State income taxes, net of federal income tax benefit	116	2.9	103	3.3	70	3.5
Tax-exempt income	(175)	(4.3)	(78)	(2.5)	(15)	(.8)
Officers’ life insurance, meals and entertainment and other permanent items	(43)	(1.1)	(40)	(1.3)	(13)	(.6)

	$1,276	31.5%	$1,038	33.5%	$716	36.1%

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Income Taxes, Continued

The tax effects of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts which give rise to significant portions of deferred tax assets and liabilities, are as follows (in thousands):

	At March 31, 2004	At December 31,
		2003	2002
	(Unaudited)
Deferred tax assets:
Allowance for loan losses	$866	866	617
Deferred compensation	212	212	119
Impaired loan interest	97	97	101
Foreclosed property expenses	22	22	24
Unrealized loss on securities available for sale	9	182	—
Other	42	42	42

Total deferred tax assets	1,248	1,421	903

Deferred tax liabilities:
Depreciation	(402)	(402)	(323)
Mortgage servicing rights	(233)	(233)	(247)
Deferred loan fees and costs, net	(126)	(126)	(181)
FHLB stock	(19)	(19)	(31)
Unrealized gain on securities available for sale	—	—	(9)

Total deferred tax liabilities	(780)	(780)	(791)

Net deferred tax assets	$468	$641	112

(12)	Regulatory Capital

The Bank is subject to certain restrictions on the amount of dividends that it may declare and distribute to the Holding Company without prior regulatory approval.

The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the table below) of total and Tier I capital (as defined in the regulations) to total and risk-weighted assets (as defined in the regulations). Management believes, as of March 31, 2004 (unaudited) and December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Regulatory Capital, Continued

As of March 31, 2004 (unaudited) and December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier I risk-based and Tier I leverage percentages as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’ s category. The following table summarizes the capital thresholds for each prompt corrective action capital category. An institution’s capital category is based on whether it meets the threshold for all three capital ratios within the category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
At March 31, 2004 (Unaudited):
Total capital (to risk-weighted assets)	$35,298	11.6%	$24,441	8.0%	$30,551	10.0%
Tier I capital (to risk weighted assets)	32,051	10.5	12,221	4.0	18,331	6.0
Tier I capital (to average adjusted assets)	32,051	6.8	18,944	4.0	23,680	5.0
At December 31, 2003:
Total capital (to risk-weighted assets)	33,877	11.6	23,391	8.0	29,238	10.0
Tier I capital (to risk weighted assets)	31,149	10.7	11,695	4.0	17,543	6.0
Tier I capital (to average adjusted assets)	31,149	6.8	18,385	4.0	22,981	5.0
At December 31, 2002:
Total capital (to risk-weighted assets)	26,523	11.7	18,149	8.0	22,686	10.0
Tier I capital (to risk weighted assets)	24,465	10.8	9,074	4.0	13,612	6.0
Tier I capital (to average adjusted assets)	24,465	6.7	14,605	4.0	18,256	5.0

(13)	Stock Option Plans

The Company has two stock options plans. The Key Employee Stock Compensation Program (the “Employee Plan”) is authorized to issue up to 475,000 shares (amended) through the exercise of incentive stock options, compensatory stock options, stock appreciation rights or performance shares. All awards granted under the Employee Plan have been incentive stock options. These options have ten year lives and vest ratably over various terms up to five years. At March 31, 2004 (unaudited) and December 31, 2003, the Company had 24,142 and 27,113 options available for future grants under the Employee Plan.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13)	Stock Option Plans, Continued

The Directors’ Stock Option Plan (the “Director Plan”) is authorized to issue up to 140,000 shares (amended). All options granted under the Director Plan have ten year lives, vest immediately and are not exercisable for a period of six months after the grant date. At March 31, 2004 (unaudited) and December 31, 2003, no options under the Director Plan were available for future grants.

During 1998, 350,000 options were granted under both plans at an exercise price less than the then market price. This amount was being expensed over the related vesting periods of options still outstanding. These options were fully vested during the second quarter of 2003, consequently there was no compensation costs relating to these options during the three months ended March 31, 2004 (unaudited). Compensation costs relating to these options was approximately $6,000, $10,000, $27,000 and $44,000 for the three months ended March 31, 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, respectively.

A summary of stock option transactions follows ($ in thousands, except per share data):

	Number of Options	Range of Per Share Option Price	Aggregate Option Price
Options Granted Under the Employee Plan:
Outstanding at December 31, 2000	265,000	$4.00	$1,060
Options granted	85,000	4.00	340
Options forfeited	(45,000)	4.00	(180)

Outstanding at December 31, 2001	305,000	4.00	1,220
Options granted	17,446	4.00	70

Outstanding at December 31, 2002	322,446	4.00	1,290
Options granted	127,436	5.09-7.62	933
Options exercised	(70,469)	4.00	(282)
Options forfeited	(1,995)	4.00	(8)

Outstanding at December 31, 2003	377,418	4.00-7.62	1,933
Options granted (unaudited)	3,000	7.62	23
Options exercised (unaudited)	(6)	4.00	—
Options forfeited (unaudited)	(29)	4.00	—

Outstanding at March 31, 2004 (unaudited)	380,383	$4.00-7.62	$1,956

Options Granted Under the Director Plan:
Outstanding at December 31, 2001 and 2000	75,000	$4.00	$300
Options granted	28,061	4.00	112

Outstanding at December 31, 2002	103,061	4.00	412
Options granted	36,939	7.62	282

Outstanding at December 31, 2003 and March 31,
2004 (unaudited)	140,000	$4.00-7.62	$694

The weighted-average remaining contractual life of all options outstanding at March 31, 2004 (unaudited) and December 31, 2003 and 2002 was 6.7 years, 6.9 years and 6.3 years, respectively.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13) Stock Option Plans, Continued

The options are exercisable as follows:

	At March 31, 2004		At December 31, 2003
	Number of Shares	Weighted-Average Exercise Price	Number of Shares	Weighted-Average Exercise Price
Year Ending December 31,
	(Unaudited)
Currently exercisable	326,989	$4.41	326,995	$4.41
2004	46,077	5.88	45,484	5.86
2005	46,077	5.88	45,484	5.86
2006	46,077	5.88	45,484	5.86
2007	29,077	6.99	28,484	6.97
2008	26,086	7.33	25,487	7.32

	520,383	$5.09	517,418	$5.08

(14)	Employee Benefit Plans

The Company maintains a qualified employee stock ownership plan (the “ESOP”). The ESOP is qualified under Section 4975(e)(7) of the Internal Revenue Code. In addition, the ESOP meets all applicable requirements of the Tax Reform Act of 1986 and is qualified under Section 401 (k) of the Internal Revenue Code. At the discretion of the Board of Directors (the “BOD”), the Company may make a contribution to the ESOP of up to 15% of total compensation paid to employees during the year. Employees are 100% vested after five years of service. Forfeited shares, if any, are redistributed to ESOP participants. The ESOP purchases the Company’s common stock in the open market. During 2003, the ESOP began acquiring shares to hold for future allocations. At March 31, 2004 (unaudited) and December 31, 2003, the ESOP held 131,139 and 135,592 unallocated shares at a total cost of $947,000 and $979,000, respectively. For the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, the Company incurred compensation costs of approximately $43,000, $19,000, $140,000, $238,500 and $100,000, respectively related to the ESOP.

In addition, the Company sponsors an employee savings plan (the “401(k) Plan”), which qualifies as a 401(k) plan under the Internal Revenue Code. Under the 401(k) Plan, employees may contribute up to 15% of their pre-tax compensation. The Company makes matching contributions based on a BOD-approved matching schedule. Participants vest immediately in their own contributions and after three years of service in matching contributions made by the Company. One of the options to 401(k) Plan participants is the Company’s common stock. The 401(k) Plan Administrator will purchase the Company’s common stock in open-market transactions after each pay period for those electing to purchase the Company’s stock. 401(k) Plan expenses for the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001 were approximately $21,000, $17,000, $62,000, $65,000 and $40,000, respectively.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14)	Employee Benefit Plans, Continued

During 2002, the Company began sponsoring the Key Employee Stock Bonus Plan (the “Bonus Plan”). The Bonus Plan is authorized to acquire and issue up to 2% of the Company’s outstanding common stock to non-executive officer employees of the Company. The Company makes BOD-approved contributions to the Bonus Plan. The Bonus Plan then purchases the Company’s common stock in open-market transactions and distributes these shares to employees as they are awarded. During 2002, the Company recognized expense of $36,500, in connection with the Bonus Plan. No expenses were recognized during 2004 (unaudited) or 2003.

(15)	Executive Supplemental Income Plan

The Company has an executive supplemental income plan (the “Plan”) to provide supplemental income for certain executives after their retirement. The funding of the Plan involved the purchase of life insurance policies. The Plan is structured such that each participant is scheduled to receive specified levels of income after the retirement age of 65 for a certain number of years. In the event a participant leaves the employment of the Company before retirement, only the benefits vested through that date would be paid to the employee. The Plan also provides for 100% vesting in the event of a change in Company ownership. The accounting for the Plan is as follows: Monthly, the Company records the mortality cost as a reduction of the asset. Interest for the policies is recorded to the asset and salary continuation expenses are accrued.

The Company has approximately $610,000, $562,000 and $316,000 in deferred compensation accrued at March 31, 2004 (unaudited) and December 31, 2003 and 2002, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Company recognized net earnings (expense) of approximately $22,000, $1,000, $(40,000), $82,000 and $57,000, consisting of the earnings on bank-owned life insurance policies, net of compensation expenses accrued, in connection with the Plan during the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, respectively.

(16)	Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management of the Company, will not have a material effect on the Company’s consolidated financial statements.

(17)	Concentration of Credit Risk

The Company originates real estate, consumer and commercial loans primarily in its Central Florida market area but purchases loans on real estate throughout the continental United States. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers’ ability to honor their contracts is dependent upon the economy of Central Florida. The Company does not have a significant exposure to any individual customer or counterparty.

The Company manages its credit risk by limiting the total amount of arrangements outstanding with individual customers, by monitoring the size and maturity structure of the loan portfolio, by obtaining collateral based on management’s credit assessment of the customers, and by applying a uniform credit process for all credit exposures.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18)	Related Party Transactions

Loans to directors, officers and major stockholders of the Company and their affiliates, which were made at market rates, were made in the ordinary course of business and did not involve more than normal risk of collectibility or present other unfavorable features. Activity in loans to related parties was as follows (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Balance at beginning of period	$5,618	2,025	2,025	875
Loans originated	—	—	3,800	1,480
Principal repayments	(1,751)	(51)	(207)	(330)

Balance at end of period	$3,867	1,974	5,618	2,025

The Company also has a director whose firm is corporate legal counsel for the Company. This firm also provides regulatory compliance reviews for the Company. During the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001, the Company paid this related party’s firm approximately $18,000, $21,000, $129,000, $183,000 and $65,000 in legal and compliance review fees, respectively.

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(19)	Condensed Parent Company Financial Statements

The condensed financial statements of the Holding Company are presented as follows (in thousands):

Condensed Balance Sheets

	At March 31, 2004	At December 31,
		2003	2002
	(Unaudited)
Assets:
Cash, deposited with subsidiary	$207	396	174
Investment in subsidiary	32,061	30,860	24,594
Securities available for sale	639	678	447
Loans, net	3,833	3,833	144
Premises and equipment, net	4,259	4,265	2,707
Other assets	296	359	121

Total assets	$41,295	40,391	28,187

Liabilities and stockholders’ equity:
Liabilities:
Other borrowings	5,217	5,217	915
Capital lease obligation	3,262	3,334	2,139
Junior subordinated debentures	5,155	5,155	—
Other liabilities	183	228	94

Total liabilities	13,817	13,934	3,148

Stockholders’ equity	27,478	26,457	25,039

Total liabilities and stockholders’ equity	$41,295	40,391	28,187

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(19)	Condensed Parent Company Financial Statements, Continued

Condensed Statements of Earnings

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Revenue:
Interest and dividend income	$77	10	142	48	36
Other income	142	144	562	518	139

Total income	219	154	704	566	175

Expenses:
Salary and employee benefits	38	19	62	66	55
Occupancy expense	89	80	363	360	128
Interest expense	145	41	328	211	249
Other expense	91	38	208	121	224

Total expenses	363	178	961	758	656

Loss before income tax benefit and earnings of subsidiary	(144)	(24)	(257)	(192)	(481)
Income tax benefit	(57)	(11)	(106)	(81)	(175)

Loss before earnings of subsidiary	(87)	(13)	(151)	(111)	(306)
Equity in earnings of subsidiary	897	667	2,928	2,170	1,573

Net earnings	$810	654	2,777	2,059	1,267

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(19)	Condensed Parent Company Financial Statements, Continued

Condensed Statements of Cash Flows

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from operating activities:
Net earnings	$810	654	2,777	2,059	1,267
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	15	14	77	61	25
Accretion of stock option expense	—	6	10	27	44
Equity in earnings of subsidiary	(897)	(667)	(2,928)	(2,170)	(1,573)
Cash provided by (used in) resulting from changes in:
Other assets	63	21	(271)	52	1,001
Other liabilities	(13)	46	134	85	(4)

Net cash (used in) provided by operating activities	(22)	74	(201)	114	760

Cash flows from investing activities:
Investment in subsidiary	—	(3,000)	(4,000)	(2,100)	(2,000)
Dividends received from subsidiary	—	65	264	—	—
Net increase in loans	—	—	(3,689)	—	—
Purchase of securities available for sale	—	—	(144)	—	(458)
Net proceeds from sales of securities available for sale	47	—	—	—	—
Purchase of premises and equipment	(9)	(132)	(135)	(482)	(21)

Net cash provided by (used in) investing activities	38	(3,067)	(7,704)	(2,582)	(2,479)

Cash flows from financing activities:
Net increase (decrease) in other borrowings	—	3,250	4,302	(1,200)	100
Net proceeds from the sale of common stock	—	—	282	3,971	1,465
Proceeds from issuance of junior subordinated debentures	—	—	5,155	—	—
Principal repayments under capital lease obligation	(72)	(81)	(305)	(313)	(48)
Purchase common shares for the ESOP	—	—	(979)	—	—
Dividends paid	(133)	(65)	(328)	—	—

Net cash (used in) provided by financing activities	(205)	3,104	8,127	2,458	1,517

Net (decrease) increase in cash	(189)	111	222	(10)	(202)
Cash at beginning of period	396	174	174	184	386

Cash at end of period	$207	285	396	174	184

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(19)	Condensed Parent Company Financial Statements, Continued

Condensed Statements of Cash Flows, Continued

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Supplemental disclosures of noncash transactions:
Change in investment in subsidiary due to change in accumulated other comprehensive income (loss), net unrealized gain (loss) on securities available for sale, net of tax	$304	165	(398)	139	(131)

Change in investment in subsidiary due to change in accumulated other comprehensive income (loss), securities transferred from available for sale to held to maturity, net of tax	$—	—	—	—	196

Change in investment in subsidiary due to capital contribution of premises and equipment	$—	—	—	511	—

Change in accumulated other comprehensive income, net change in unrealized gain (loss) on securities available for sale, net of tax	$8	53	54	12	(16)

Capital lease entered into for Bank premises	$—	—	1,500	—	2,500

Common stock issued in connection with land lease	$—	—	—	300	—

ESOP shares allocated	$32	—	—	—	—

(continued)

FEDERAL TRUST CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20)	Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial data follows (in thousands, except for per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Year Ended December 31, 2003:
Interest income	$5,493	5,016	4,981	5,431	20,921
Interest expense	2,772	2,446	2,206	2,326	9,750

Net interest income	2,721	2,570	2,775	3,105	11,171
Provision for loan losses	220	105	70	255	650

Net interest income after provision for loan losses	2,501	2,465	2,705	2,850	10,521
Other income	607	663	407	681	2,358
Other expense	(2,138)	(2,108)	(2,057)	(2,523)	(8,826)

Earnings before income taxes	970	1,020	1,055	1,008	4,053
Income taxes	316	334	339	287	1,276

Net earnings	$654	686	716	721	2,777

Earnings per share, basic and diluted	$.10	.10	.11	.11	.42

Year Ended December 31, 2002:
Interest income	4,740	4,927	4,818	4,967	19,452
Interest expense	2,770	2,685	2,800	2,716	10,971

Net interest income	1,970	2,242	2,018	2,251	8,481
Provision for loan losses	30	130	30	255	445

Net interest income after provision for loan losses	1,940	2,112	1,988	1,996	8,036
Other income	640	557	608	595	2,400
Other expense	(1,880)	(1,943)	(1,715)	(1,801)	(7,339)

Earnings before income taxes	700	726	881	790	3,097
Income taxes	248	260	322	208	1,038

Net earnings	$452	466	559	582	2,059

Earnings per share, basic and diluted	$.08	.08	.09	.09	.34

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock. In this prospectus, “Federal Trust,” “we,” and “our” refer to Federal Trust Corporation, a Florida corporation. Until September 1, 2004 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS:

1,200,000 Shares

Common Stock

PROSPECTUS

July 7, 2004

KENDRICK PIERCE SECURITIES, INC.